UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
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SERVICENOW, INC.

(Name of Registrant as Specified In Its Charter)

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2225 Lawson Lane
Santa Clara, California 95054

April 26, 2018

To Our Stockholders,

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of ServiceNow, Inc., a Delaware corporation (the “Company”). The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the annual meeting online and submit your questions prior to or during the meeting by visiting www.virtualshareholdermeeting.com/NOW2018, on Tuesday, June 19, 2018 at 11:30 a.m. (Pacific Time). We believe that hosting a virtual meeting will enable increased stockholder attendance and participation because stockholders can participate from any location around the world. In addition, the online format will allow us to communicate more effectively with stockholders via a pre-meeting forum that they can enter by visiting www.virtualshareholdermeeting.com/NOW2018 and submit questions in advance of the annual meeting.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders over the Internet. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without adversely impacting our stockholders’ timely access to this important information. On or about April 26, 2018, we expect to mail to our stockholders a Notice Regarding Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our 2018 Annual Meeting of Stockholders and our 2017 annual report to stockholders. The Notice of Internet Availability also provides instructions on how to vote by mail or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon at the 2018 Annual Meeting of Stockholders are described in the accompanying notice of annual meeting and proxy statement.

Please use this opportunity to take part in the Company’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

We appreciate your continued support of ServiceNow.

Sincerely,
John J. Donahoe
President and Chief Executive Officer

SERVICENOW, INC.
2225 Lawson Lane
Santa Clara, California 95054
________________
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
________________
To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (together with any adjournments, postponements or other delays thereof, the “Annual Meeting”) of ServiceNow, Inc., a Delaware corporation (the “Company”), will be conducted via a live webcast at www.virtualshareholdermeeting.com/NOW2018 on Tuesday, June 19, 2018 at 11:30 a.m. (Pacific Time).

We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.
To elect four Class III directors, each to serve until the 2021 annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier death, resignation or removal;

2.     To hold a non-binding advisory vote on a resolution to approve the compensation of our named executive officers;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

4.	To amend our 2012 Equity Incentive Plan to include a limit on non-employee director compensation.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on April 20, 2018 are entitled to notice of, and to vote at, the Annual Meeting. For 10 days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available during ordinary business hours at our Santa Clara offices for examination by any stockholder for any purpose relating to the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. Any stockholder attending the Annual Meeting may vote online at the Annual Meeting even if such stockholder previously voted over the Internet, by telephone or by submitting a proxy card, and any previous votes that were submitted by the stockholder will be superseded by the vote such stockholder casts online at the Annual Meeting.

Thank you for your continued support of ServiceNow.

By Order of the Board of Directors,
Robert Specker
General Counsel and Secretary
Santa Clara, California
April 26, 2018

Whether or not you expect to attend the Annual Meeting, we encourage you to read this proxy statement and vote by telephone, through the Internet or by requesting and submitting your proxy card as soon as possible, so that your shares may be represented at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section titled “Questions and Answers” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability.

SERVICENOW, INC.
PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

SERVICENOW, INC.
2225 Lawson Lane
Santa Clara, California 95054
________________
PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

________________
April 26, 2018

GENERAL INFORMATION

The accompanying proxy is solicited on behalf of the board of directors (the “Board of Directors” or the “Board”) of ServiceNow, Inc. (the “Company” or “ServiceNow”) for use at the Company’s 2018 Annual Meeting of Stockholders (together with any adjournments, postponements or other delays thereof, the “Annual Meeting”) to be conducted via a live webcast at www.virtualshareholdermeeting.com/NOW2018 on Tuesday, June 19, 2018 at 11:30 a.m. (Pacific Time).

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters will be voted on at the Annual Meeting?

The following items will be voted on at the Annual Meeting:

•
The election of four Class III directors, each to serve until the 2021 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal;

•	A non-binding advisory vote on a resolution to approve the compensation of our named executive officers;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018;

•	A proposal to amend our 2012 Equity Incentive Plan to include a limit on non-employee director compensation; and

•	Any other business that may properly come before the Annual Meeting.

What are our Board of Director’s voting recommendations?

Our Board of Directors recommends that you vote:

•
“FOR” the election of each of Susan L. Bostrom, Jonathan C. Chadwick, Frederic B. Luddy and Jeffrey A. Miller as Class III directors, each to serve until the 2021 annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier death, resignation or removal;

•	“FOR” the approval, on an advisory and non-binding basis, of the compensation of our named executive officers;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

•	“FOR” the approval of the amendment to our 2012 Equity Incentive Plan to include a limit on our non-employee director compensation.

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.

Where can I access the proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders via the Internet instead of mailing printed copies of those materials to each stockholder. On or about April 26, 2018, we expect to send to our stockholders a Notice Regarding Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including this proxy statement and our 2017 annual report. The Notice of Internet Availability also provides instructions on how to vote over the Internet, by telephone and by mail and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without adversely impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

What is the record date?

Only holders of record of our common stock at the close of business on April 20, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 176,675,552 shares of common stock outstanding and entitled to vote. No shares of preferred stock were outstanding as of such date.

What is a quorum?

The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the close of business on the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are virtually present and vote online at the meeting or if you have properly submitted a proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not obtained, the chairperson of the Annual Meeting or the holders of a majority of the shares of common stock present at the Annual Meeting may adjourn the Annual Meeting to a later date.

How many votes do I have?

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on the Record Date. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a brokerage firm, bank or other nominee.

Who is entitled to vote?

Stockholder of Record. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote online at the Annual Meeting, by telephone, through the Internet, or by filling out and returning the proxy card.

Beneficial Owner. If, at the close of business on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee on your behalf, then you are considered to be the “beneficial owner” of shares held in “street name.” As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account by following the voting instructions that your nominee provides. The nominee that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may vote your shares online at the Annual Meeting only by following the instructions from your brokerage firm, bank or other nominee.

Why are you holding a virtual meeting and how can I attend?

We believe hosting our Annual Meeting virtually will expand access and enable improved communication. Stockholders will be able to attend our Annual Meeting, vote and submit questions online from virtually any location around the world. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/NOW2018 and enter your 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

How do I vote?

Stockholders of Record. If you are a stockholder of record, you may vote in one of the following ways:

•
You may vote by telephone or over the Internet. To vote by telephone or over the Internet, follow the instructions provided in the Notice of Internet Availability or proxy card. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

•	You may vote by mail. If you request or receive a paper proxy card, simply sign and date the proxy card and return it in the envelope provided.

•
You may vote online at the Annual Meeting website. If you plan to attend the Annual Meeting, you may vote online at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/NOW2018. Please have your 16-digit control number to join the Annual Meeting.

Votes submitted by telephone, through the Internet or by mail must be received by 11:59 p.m., Eastern Time, on June 18, 2018. Submitting your proxy (whether by telephone, through the Internet or by mail if you request or receive a paper proxy card) will not affect your right to vote online at the Annual Meeting should you decide to attend.

Beneficial Owners. If you are the beneficial owner of shares held of record by a brokerage firm, bank or other nominee, you will receive voting instructions from your nominee. You must follow the voting instructions provided by your nominee to instruct your nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your brokerage firm, bank or other nominee. As discussed above, you may vote your shares online at the Annual Meeting only by following the instructions from your brokerage firm, bank or other nominee.

How many votes are needed for approval of each matter?

•
Proposal 1: Each director nominee will be elected to our Board of Directors if the votes cast in favor of the nominee’s election exceed the votes cast against such nominee’s election. You may vote “For,” “Against,” or “Abstain” with respect to each director nominee.

•
Proposal 2: The non-binding advisory vote to approve the compensation of our named executive officers must receive the affirmative vote of at least a majority of the shares virtually present or represented by proxy at the Annual Meeting and entitled to vote on the proposal that are voted for or against the proposal. You may vote “For,” “Against,” or “Abstain” with respect to this proposal.

•
Proposal 3: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of at least a majority of the shares virtually present or represented by proxy at the Annual Meeting and entitled to vote on the proposal that are voted for or against the proposal. You may vote “For,” “Against,” or “Abstain” with respect to this proposal.

•
Proposal 4: The approval of an amendment to our 2012 Equity Incentive Plan to include a limit on non-employee director compensation must receive the affirmative vote of at least a majority of the shares virtually present or represented by proxy at the Annual Meeting and entitled to vote on the proposal that are voted for or against the proposal. You may vote “For,” “Against,” or “Abstain” with respect to this proposal.

What are the effects of abstentions and broker non-votes?

Abstentions. An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates that it wishes to abstain from voting its shares, or if a brokerage firm, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for such shares, the shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence of a quorum. Because the outcome of Proposal No. 1 (election of directors) will be determined by whether the votes cast in favor of a nominee’s election exceed the votes cast against such nominee’s election, abstentions will have no impact on the outcome of Proposal No. 1 so long as a quorum exists. Similarly, because our Bylaws provide that, unless otherwise provided by law, the rules of the New York Stock Exchange (“NYSE”), or our Certificate of Incorporation, as applicable, every matter other than the election of directors will be decided by the affirmative vote of a majority of the voting power of the shares of stock entitled to vote on the proposal that are present or represented by proxy at the meeting and are voted for or against the matter, abstentions will also have no impact on the outcome of Proposal No. 2 (compensation of named executive officers), Proposal No. 3 (ratification of independent registered public accounting firm) or Proposal No. 4 (amendment of our equity incentive plan to include a limit on non-employee director compensation) so long as a quorum exists.

Broker Non-Votes. A broker non-vote occurs when shares held by a brokerage firm, bank or other nominee holding shares for a beneficial owner are not voted with respect to a proposal because (1) the brokerage firm or other nominee has not received voting instructions from the stockholder who beneficially owns the shares and (2) the brokerage firm or other nominee lacks the authority to vote the shares in the brokerage firm’s discretion. Under the rules of the NYSE, brokerage firms, banks and other nominees do not have discretionary authority to vote shares with respect to Proposal No. 1 (election of directors), Proposal No. 2 (compensation of named executive officers), or Proposal No. 4 (amendment of our equity incentive plan to include a limit on non-employee director compensation), but do have discretionary authority to vote shares with respect to Proposal No. 3 (ratification of independent registered public accounting firm). Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast for or against a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

Who will pay for the expenses of solicitation?

The expenses of soliciting proxies will be paid by the Company. Following the original mailing of the soliciting materials, the Company and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original mailing of the soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur. We do not currently plan to retain a proxy solicitor to assist in the solicitation of proxies.

Can I revoke my proxy or change my vote?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	delivering to the Corporate Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing, dating and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	virtually attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Beneficial Owners. If you are a beneficial owner, you must contact the brokerage firm, bank or other nominee holding your shares and follow its instructions to change your vote or revoke your proxy.

Where can I find the voting results of the Annual Meeting?

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results may be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

OUR BOARD OF DIRECTORS

Our Board of Directors is currently composed of ten members. Seven of our directors are independent within the meaning of the listing standards of the NYSE. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is expiring.

The following table sets forth the names, ages and certain other information as of the filing date, for each of our director nominees and for each of the continuing members of our Board of Directors. Mr. Slootman, our former President and Chief Executive Officer and a Class I director since 2011, has informed our Board of Directors of his intent to retire from the Board and as Chair of the Board effective as of immediately prior to the Annual Meeting. Immediately prior to the Annual Meeting and immediately upon Mr. Slootman’s retirement, the number of Board seats will be reduced from 10 to nine. Additional biographical descriptions of each nominee and continuing director are set forth in the text below the table.

Director Nominees	Class	Age	Position	Director Since
Susan L. Bostrom*	III	57	Director	2014
Jonathan C. Chadwick*	III	52	Director	2016
Frederic B. Luddy	III	63	Director	2004
Jeffrey A. Miller*	III	67	Director	2011

Continuing Directors	Class	Age	Position	Director Since

Paul E. Chamberlain*	I	54	Director	2016
Ronald E.F. Codd*	I	62	Director	2012
John J. Donahoe	II	57	President, Chief Executive Officer & Director	2017
Anita M. Sands*	II	41	Director	2014
Dennis M. Woodside*	II	49	Director	2018
___________________

* Denotes Independent Director

Nominees for Director

Susan L. Bostrom
Independent

Former Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc.

ServiceNow Committees:
Leadership Development and Compensation Committee;
Nominating and Governance Committee (Chair)

Susan L. Bostrom has served on our Board of Directors since July 2014. From January 2006 to January 2011, Ms. Bostrom served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc., a networking equipment provider. Prior to that, from 1997 to January 2006, Ms. Bostrom served in a number of positions at Cisco, including Senior Vice President, Global Government Affairs and the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom serves on the boards of directors of Varian Medical Systems, Inc., a manufacturer of medical devices and software, Cadence Design Systems, Inc., an electronic design software company, and Nutanix, Inc., an enterprise cloud computing company. Ms. Bostrom previously served as a member of the board of directors of Marketo, Inc., a provider of software as a service marketing automation solutions, until its acquisition by Vista Equity Partners in 2016 and Rocket Fuel Inc., an artificial intelligence media buying company, until its acquisition by Sizmek in 2017. Ms. Bostrom holds a B.S. degree in business from the University of Illinois and an M.B.A. degree from the Stanford Graduate School of Business.

Our Board of Directors believes that Ms. Bostrom possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience and leadership roles in the technology industry, her knowledge of marketing, and her experience serving on the Board of Directors of other publicly-traded technology companies.

Jonathan C. Chadwick
Independent

Former Executive Vice President, Chief Financial Officer and Chief Operating Officer of VMware, Inc.

ServiceNow Committees:
Audit Committee*;
Leadership Development and Compensation Committee**

Jonathan C. Chadwick has served on our Board of Directors since October 2016. Mr. Chadwick served as the Executive Vice President, Chief Financial Officer and Chief Operating Officer at VMware, Inc., a virtualization and cloud infrastructure solutions company, from November 2012 to April 2016. Prior to VMware, he served as the Chief Financial Officer of Skype, an internet communications company, and as a corporate vice president of Microsoft Corporation after its acquisition of Skype in October 2011. From 2010 to 2011, Mr. Chadwick served as Executive Vice President and Chief Financial Officer of McAfee, Inc., a security technology company. From 1997 to 2010, he held various finance roles at Cisco Systems, Inc., a provider of communications and networking products and services. Mr. Chadwick currently serves on the board of directors of Cognizant Technology Solutions Corporation, an IT business services provider, and F5 Networks, Inc., an application networking delivery company. He also advises and invests in a number of private technology companies. Mr. Chadwick also previously worked for Coopers & Lybrand LLP in various accounting roles in the U.S. and the U.K. Mr. Chadwick holds an honors degree in Electrical and Electronic Engineering from the University of Bath, U.K.

Our Board of Directors believes that Mr. Chadwick’s extensive management experience and experience in the software industry give him the breadth of knowledge and valuable understanding of our industry to qualify him to serve as a member of our Board of Directors. Further, Mr. Chadwick’s depth of knowledge of financial and accounting issues, having spent over two decades in senior financial roles in the software industry, provides him with the necessary and desired skills and experience to perform audit committee functions.

Frederic B. Luddy Founder and Former President, Chief Executive Officer and Chief Product Officer of ServiceNow
Frederic B. Luddy founded ServiceNow in June 2004 and has served on our Board of Directors since inception. Mr. Luddy served as our Chief Executive Officer from June 2004 to May 2011, and from May 2011 to August 2016 he served as our Chief Product Officer. From April 1990 to October 2003, Mr. Luddy served as Chief Technology Officer of Peregrine Systems, Inc., an enterprise software company. Prior to joining Peregrine Systems, Mr. Luddy founded Enterprise Software Associates, a software company, and was employed by Boole and Babage, Inc., a software company, and the Amdahl Corporation, an information technology company.

Our Board of Directors believes Mr. Luddy’s experience as the founder of ServiceNow, his knowledge of software and the software industry, as well his executive level experience and expertise in software and hardware development give him the breadth of knowledge and leadership capabilities that qualify him to serve as a member of our Board of Directors.

Jeffrey A. Miller Lead Independent Director Chief Executive Officer of JAMM Ventures ServiceNow Committees: Leadership Development and Compensation Committee (Chair)
Jeffrey A. Miller has served on our Board of Directors since February 2011. Mr. Miller has served as President and Chief Executive Officer of JAMM Ventures, a business consulting firm, since January 2002. In addition, Mr. Miller has served as a trustee for Santa Clara University since October 2012. From January 2002 to March 2006, Mr. Miller also served as a Venture Partner with Redpoint Ventures. Mr. Miller previously served on the board of directors of Data Domain, Inc., an electronic storage solution company, and McAfee, Inc., a security technology company. Mr. Miller holds a B.S. degree in Electrical Engineering and Computer Science and an M.B.A. degree from Santa Clara University.

Our Board of Directors believes that Mr. Miller’s consulting and investment experience and his experience on the boards of directors of other publicly-traded companies in the information technology industry give him the appropriate set of skills that qualify him to serve as a member of our Board of Directors.

Continuing Directors

John J. Donahoe President and Chief Executive Officer
John J. Donahoe has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2017. From 2008 through 2015, Mr. Donahoe served as President and Chief Executive Officer of eBay Inc. (“eBay”), a provider of, among other services, the global eBay.com online marketplace and PayPal digital payments platform. Mr. Donahoe joined eBay in 2005 as President of eBay Marketplaces, responsible for eBay’s global e- commerce businesses, and was appointed President and Chief Executive Officer in 2008. Prior to joining eBay, Mr. Donahoe was the Worldwide Managing Director (CEO) of Bain & Company from 1999 to 2005, and a Managing Director from 1992 to 1999. Mr. Donahoe also serves on the board of directors of Nike, Inc. and PayPal Holdings, Inc. Mr. Donahoe received his B.A. in Economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Our Board of Directors believes that Mr. Donahoe’s management experience and business expertise, including his prior executive level leadership and experience in finance, as well as his ongoing board service at a number of other publicly-traded technology companies gives him the operational expertise, breadth of knowledge and understanding of our industry that qualify him to serve as a member of our Board of Directors.

Anita M. Sands Independent Former Group Managing Director, Head of Change Leadership of UBS Financial Services ServiceNow Committees: Audit Committee; Nominating and Governance Committee
Anita M. Sands has served on our Board of Directors since July 2014. From April 2012 to September 2013, Ms. Sands served as Group Managing Director, Head of Change Leadership and a member of the Wealth Management Americas Executive Committee of UBS Financial Services, a global financial services firm. Prior to that, from April 2010 to April 2012, Ms. Sands was Group Managing Director and Chief Operating Officer at UBS Financial Services, and from October 2009 to April 2010, Ms. Sands was a Transformation Consultant at UBS Financial Services. Prior to joining UBS Financial Services, Ms. Sands was Managing Director, Head of Transformation Management at Citigroup N.A.’s Global Operations and Technology organization. Ms. Sands also held several leadership positions with RBC Financial Group and CIBC. Ms. Sands currently serves on the board of directors of Symantec Corporation, a provider of security solutions, and also serves on the board of directors of Pure Storage, Inc., a provider of enterprise flash storage solutions. Ms. Sands holds a B.S. degree in physics and applied mathematics from The Queen’s University of Belfast, Northern Ireland, a Ph.D. degree in atomic and molecular physics from The Queen’s University of Belfast, Northern Ireland and an M.S. degree in public policy and management from Carnegie Mellon University.

Our Board of Directors believes that Ms. Sands possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience and leadership roles in the financial services industry and her experience of the boards of other publicly-traded technology companies.

Paul E. Chamberlain
Independent

Financial Advisor; Former Managing Director and Co-Head of Global Technology Banking, Morgan Stanley

ServiceNow Committees:
Audit Committee;
Nominating and Governance Committee

Paul E. Chamberlain has served on our Board of Directors since October 2016. Mr. Chamberlain currently operates his own investment and financial advisory firm, PEC Ventures. Prior to starting PEC Ventures in 2015, Mr. Chamberlain worked at Morgan Stanley for 26 years, most recently serving as Managing Director and Co-Head of Global Technology Banking and as a member of the Investment Banking Division’s Operating Committee. Mr. Chamberlain currently serves on the board of directors of TriNet Group, Inc., a provider of human resources solutions, and Veeva Systems Inc., a provider of business solutions for the global life sciences industry. He also serves as Chair of the Strategic Advisory Committee of JobTrain, a vocational and life skills training group focused on the neediest in the Silicon Valley community. Mr. Chamberlain holds a B.A. degree in History, magna cum laude, from Princeton University and received an M.B.A. degree from Harvard Business School. Mr. Chamberlain regularly lectures on Economics and Entrepreneurial Management at Stanford University and Princeton University, respectively.

Our Board of Directors believes that Mr. Chamberlain’s investment banking experience, his experience in equity investments and advising on strategic transactions as well as his ongoing board service at two other publicly-traded technology companies give him the breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our Board of Directors. Further, Mr. Chamberlain’s financial expertise provides him with the necessary skills and experience to perform audit committee functions.

Ronald E.F. Codd Independent Business consultant; Former Chief Executive Officer of Momentum Business Applications Inc. ServiceNow Committees: Audit Committee (Chair)*
Ronald E.F. Codd has served on our Board of Directors since February 2012. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc. Mr. Codd currently serves on the board of directors of two other public companies: FireEye, Inc., a provider of cyber-security solutions, and Veeva Systems, Inc., a provider of business solutions for the global life sciences industry. Mr. Codd previously served on the boards of directors of a number of other technology companies, including most recently RocketFuel, Inc., an artificial intelligence media buying company, DemandTec, Inc., a software service company, Interwoven, Inc., a provider of content management solutions, and Data Domain, Inc., an electronic storage solution company. Mr. Codd holds a B.S. degree in Accounting from the University of California, Berkeley and an M.M. degree in Finance and Management Information Systems from the Kellogg Graduate School of Management at Northwestern University.

Our Board of Directors believes that Mr. Codd’s extensive management experience and experience in the software industry give him the breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our Board of Directors. Further, Mr. Codd’s experience as a chief financial officer for a publicly-traded software company provides him with the necessary and desired skills and experience to perform audit committee functions.

Dennis M. Woodside Independent Chief Operating Officer Dropbox, Inc. ServiceNow Committees: Leadership Development and Compensation Committee
Dennis M. Woodside has served on our Board of Directors since April 2018. Mr. Woodside has served as Chief Operating Officer of Dropbox, Inc. since April 2014. From May 2012 to April 2014, Mr. Woodside served as Chief Executive Officer for Motorola Mobility LLC, a consumer electronics and telecommunications company now owned by Lenovo Group Ltd. From March 2009 to September 2011, Mr. Woodside served as President, Americas & Senior Vice President for Google Inc., a global technology company. Mr. Woodside holds a J.D. from Stanford Law School and a B.S. in Industrial Relations from Cornell University.

Our Board of Directors believes that Mr. Woodside’s management experience and business expertise, including his experience as a chief operating officer, gives him the operational expertise, breadth of knowledge and understanding of our industry that qualify him to serve as a member of our Board of Directors.

___________________

* On April 19, 2018, Mr. Codd informed our Board of Directors of his intent to step down as Chair of the Audit Committee, to be effective as of immediately prior to the Annual Meeting. On April 23, 2018, our Board of Directors selected Jonathan C. Chadwick to serve as Chair of the Audit Committee, to be effective as of immediately prior to the Annual Meeting. Mr. Codd will remain a member of the Audit Committee following the Annual Meeting.

** On April 19, 2018, Mr. Chadwick informed our Board of Directors of his intent to step down from the Leadership Development and Compensation Committee, to be effective as of immediately prior to the Annual Meeting.

CORPORATE GOVERNANCE MATTERS

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders.

Recent Board Composition Changes

William L. Strauss was not nominated for re-election at the 2017 annual meeting and his term as a director expired effective June 13, 2017. Effective immediately following the 2017 annual meeting, our Board of Directors decreased the size of the Board from 11 to 10 members.

On August 31, 2017, Charles H. Giancarlo resigned from our Board of Directors and his role as Lead Independent Director. Following Mr. Giancarlo’s resignation, on October 5, 2017, our Board of Directors decreased the size of the Board from 10 to nine members. The independent members of our Board of Directors designated Jeffrey A. Miller to serve as Lead Independent Director, effective October 24, 2017.

On April 23, 2018, upon the recommendation of our Nominating and Governance Committee, our Board of Directors increased the size of the Board from nine to 10 members and appointed Dennis M. Woodside to serve as a Class II director. Our Board of Directors determined that Mr. Woodside is an independent director within the meaning of the listing standards of the NYSE. On the same date, our Board of Directors appointed Mr. Woodside as a member of the Leadership Development and Compensation Committee.

On April 19, 2018, Frank Slootman informed the Board of Directors of his intent to retire from the Board and as Chair of the Board, to be effective as of immediately prior to the Annual Meeting. On April 23, 2018, our Board of Directors appointed Frederic B. Luddy to serve as Chair of the Board, effective as of immediately prior to the Annual Meeting, and decreased the size of the Board from 10 to nine members, effective as of immediately prior to the Annual Meeting and immediately following Mr. Slootman’s retirement.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, requirements for director continuing education, and other policies for the governance of the Company. Our Corporate Governance Guidelines are available in the Investor Relations section of our website under “Governance Documents,” which can be found at http://investors.servicenow.com, under the link to “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our Nominating and Governance Committee, and changes are recommended to our Board of Directors to respond to changes in regulations and generally accepted practices.

Board Leadership Structure and Lead Independent Director

Our Corporate Governance Guidelines provide that our Board of Directors shall be free to choose its Chairperson (the “Chair”) in any way that it considers in the best interests of the Company, and that the Nominating and Governance Committee shall periodically consider the leadership structure of our Board of Directors and make such recommendations related thereto to our Board of Directors as the Nominating and Governance Committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of Chair and Chief Executive Officer are held by the same person, the independent directors shall designate a “lead independent director” (the “Lead Independent Director”).

The Chair of our Board of Directors is currently Frank Slootman, our former President and Chief Executive Officer. On April 19, 2018, Frank Slootman informed our Board of Directors of his intent to retire from the Board and as Chair of the Board, to be effective as of immediately prior to the Annual Meeting. On April 23, 2018, our Board of Directors selected Frederic B. Luddy to serve as Chair of the Board, to be effective as of immediately prior to the Annual Meeting. Based on Mr. Luddy’s experience as the founder of ServiceNow, as well as his management capabilities, expertise in the industry and proven leadership, our Board of Directors believes that Mr. Luddy is the director most capable of effectively identifying strategic priorities, leading critical discussion and guiding the formulation of our strategy and business plans as Chair of our Board of Directors following Mr. Slootman’s retirement.

The responsibilities of the Chair include proposing for approval by the Lead Independent Director the meeting schedules and meeting agendas for our Board of Directors, serving as the chair of such meetings, and performing such other functions and responsibilities as requested by our Board of Directors from time to time.

Because neither Mr. Slootman nor Mr. Luddy is considered independent under the rules of the NYSE, the independent members of our Board of Directors have designated Jeffrey A. Miller to serve as Lead Independent Director. The appointment of a Lead Independent Director ensures that we benefit from effective oversight by our independent directors. The responsibilities of the Lead Independent Director include presiding over executive sessions of independent directors, serving as a liaison between the Chair and the independent directors, approving meeting agendas and meeting schedules for our Board of Directors, calling meetings of the independent directors, being available for consultation and director communication with major stockholders, serving as chair of the meetings of our Board of Directors in the Chair’s absence, and performing such other functions and responsibilities as requested by our Board of Directors from time to time.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic and operational risks, including, for example, cybersecurity, privacy, and intellectual property, and the steps management has taken to monitor and control these exposures. Our Audit Committee has the responsibility to consider and discuss Company guidelines, policies and internal controls that govern the process by which risk assessment and management are undertaken. Our Audit Committee also provides oversight of our major financial and reporting risks, and the steps our management has taken to monitor and control these exposures, and monitors compliance with legal and regulatory requirements. Our Leadership Development and Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking and assesses risks related to leadership succession, as more fully described below in the section titled “Compensation Risk Assessment.”

Independence of Directors

Our Board of Directors determines the independence of our directors by applying the independence principles and standards established by the NYSE and SEC rules and regulations. Such standards provide that a director is independent only if the Board of Directors affirmatively determines that the director has no direct or indirect material relationship with the Company. The standards also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, our Board of Directors annually reviews the independence of the Company’s directors, taking into account all relevant facts and circumstances. In its most recent review, our Board of Directors considered, among other things, the relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our Board of Directors has determined that the following director nominees and members of our Board of Directors are currently independent as determined under the rules of the NYSE and applicable rules and regulations promulgated by the SEC:

Paul E. Chamberlain	Jonathan C. Chadwick
Susan L. Bostrom	Jeffrey A. Miller
Ronald E.F. Codd	Anita M. Sands
Dennis M. Woodside

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Leadership Development and Compensation Committee (the “Compensation Committee”) and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054, Attn: General Counsel or under the link to “Corporate Governance” in the Investor Relations section of our website under “Governance Documents,” which can be found at http://investors.servicenow.com. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors.

The members of the committees as of the date of this proxy statement are identified in the following table:

Director	Audit	Leadership Development and Compensation	Nominating and Governance
Susan L. Bostrom		☑	Chair
Jonathan C. Chadwick	☑*	☑**
Paul E. Chamberlain	☑		☑
Ronald E.F. Codd	Chair*
Jeffrey A. Miller		Chair
Anita M. Sands	☑		☑
Dennis M. Woodside		☑
___________________

* On April 19, 2018, Mr. Codd informed our Board of Directors of his intent to step down as Chair of the Audit Committee, to be effective as of immediately prior to the Annual Meeting. On April 23, 2018, our Board of Directors selected Jonathan C. Chadwick to serve as Chair of the Audit Committee, to be effective as of immediately prior to the Annual Meeting. Mr. Codd will remain a member of the Audit Committee following the Annual Meeting.

** On April 19, Mr. Chadwick informed our Board of Directors of his intent to step down from the Leadership Development and Compensation Committee, to be effective as of immediately prior to the Annual Meeting.

Audit Committee

Our Audit Committee is comprised of Mr. Codd, who will step down as Chair of the Audit Committee as of immediately prior to the Annual Meeting, Mr. Chadwick, who will assume the role of Chair as of immediately prior to the Annual Meeting, Ms. Sands, and Mr. Chamberlain. The composition of our Audit Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of our Audit Committee is financially literate as required by current NYSE listing standards. In addition, our Board of Directors has determined that each of Messrs. Codd, Chadwick and Chamberlain is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on Messrs. Codd, Chadwick or Chamberlain any duties, obligations or liabilities that are greater than are generally imposed on any other member of our Audit Committee or our Board of Directors. Messrs. Codd, Chadwick and Chamberlain each currently serve on the audit committees of two other public companies. Our Board of Directors has determined that such simultaneous service does not impair the ability of Messrs. Codd, Chadwick and Chamberlain to effectively serve as members of our Audit Committee. The primary responsibilities of the Audit Committee are, among other things, to:

•	appoint an independent registered public accounting firm to examine our accounts, controls and financial statements;

•	assess the independent registered public accounting firm’s qualifications, performance and independence annually;

•
review the audit planning, scope and staffing of the independent registered public accounting firm and pre-approve all audit and permissible non-audit related services provided to us by the independent registered public accounting firm;

•
oversee our accounting and financial reporting processes and review with management and the independent registered public accounting firm our interim and year-end operating results and the associated quarterly reviews and annual audit results;

•	oversee our internal audit function, including internal audit staffing, the annual internal audit plan and audit procedures and reports issued;

•	review the integrity, adequacy and effectiveness of our accounting and financial reporting processes, systems of internal control, and disclosure controls and procedures;

•	oversee the effectiveness of our program for compliance with laws and regulations;

•	review and monitor our compliance and enterprise risk management programs;

•
establish and oversee procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential submission by employees of concerns regarding questionable accounting or audit matters; and

•	review and approve transactions with related parties.

Leadership Development and Compensation Committee

Our Compensation Committee is comprised of Mr. Miller, who is the Chair of the Compensation Committee, Ms. Bostrom and Messrs. Chadwick and Woodside. The composition of our Compensation Committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to the compensation of our executive officers. The primary responsibilities of the Compensation Committee are, among other things, to:

•	review and approve, or recommend to the Board for approval, the compensation of our executive officers, including our Chief Executive Officer;

•	review and approve, or recommend to the Board for approval, the terms of any material agreements with our executive officers;

•	administer our cash-based and equity-based compensation plans;

•	administer our 401(k) plan;

•	recommend to the Board, for determination by the Board, the form and amount of cash-based and equity-based compensation to be paid or awarded to our non-employee directors;

•
consider the results of the most recent stockholder vote on executive compensation and, if appropriate, make recommendations to the Board to adjust our compensation practices for our executive officers;

•	review and discuss the Company’s Compensation Discussion and Analysis and related disclosures; and

•	review with management our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures.

At least annually, our Compensation Committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, as well as stockholder interests. The Compensation Committee has the sole authority, subject to any approval by the Board that the Compensation Committee or legal counsel determines to be desirable or is required by applicable law or the rules of the NYSE, to make decisions regarding all aspects of executive compensation packages for executive officers and also makes recommendations to our Board of Directors regarding the compensation of non-employee directors. Under its charter, our Compensation Committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, the Compensation Committee engaged an independent compensation consultant, Compensia, Inc. (“Compensia”), to evaluate our executive compensation levels and practices and to provide advice and ongoing recommendations on executive compensation matters for the year ended December 31, 2017. The Compensation Committee retains and does not delegate any of its power to determine all matters of executive compensation and benefits for our executive officers, although the Chief Executive Officer and the Human Resources department present compensation and benefit proposals to the Compensation Committee. Compensia representatives meet informally with the Chair of our Compensation Committee and formally with our Compensation Committee during its regular meetings, including in executive sessions from time to time without any members of management present. Compensia works directly with our Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will undertake no projects for management without our Compensation Committee’s approval.

With the assistance of Compensia, our Compensation Committee generally reviews executive officer compensation, including base salary levels, and the target levels for variable cash and any equity incentive awards, following the end of each year and at the recommendation of our Chief Executive Officer. In connection with this review, our Compensation Committee considers any input that it may receive from our Chief Executive Officer (with respect to executive officers other than himself) to evaluate the performance of each executive officer and sets each executive officer’s total target cash compensation for the current year. Our Chief Executive Officer does not participate in the deliberations regarding the setting of his own compensation by our Compensation Committee other than those establishing, in consultation with our Compensation Committee, our performance objectives for all executive officer participants under our performance-based bonus plans.

Nominating and Governance Committee

Our Nominating and Governance Committee is comprised of Ms. Bostrom, who is the Chair of the Nominating and Governance Committee, Mr. Chamberlain and Ms. Sands. The composition of our Nominating and Governance Committee meets the requirements for independence under current NYSE and SEC rules and regulations. The primary responsibilities of our Nominating and Governance Committee are, among other things, to:

•	develop and recommend policies regarding the director nomination processes;

•	determine the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board;

•	identify and recruit qualified candidates for Board membership to fill new or vacant positions on the Board, consistent with criteria approved by the Board;

•	consider nominations properly submitted by our stockholders in accordance with procedures set forth in our Bylaws or determined by the Nominating and Governance Committee from time to time;

•	recommend to the Board for selection all nominees to become members of the Board by appointment or to be proposed by the Board for election by our stockholders;

•
together with the Audit Committee, develop and recommend to the Board the Code of Business Conduct and Ethics for Directors and the Code of Conduct and Ethics for employees and consider waivers of such codes for executive officers and directors;

•
review, assess and consider evolving corporate governance best practices and develop and maintain a set of corporate governance guidelines that may be recommended to the Board for approval or modification, as appropriate;

•	consider and make recommendations to the Board regarding the Board’s leadership structure; and

•
oversee the evaluation of the Board on an annual basis and, if appropriate, make recommendations to the Board for improvements in the Board’s operations, committee member qualifications, committee member appointment and removal, and committee structure and operations.

Compensation Risk Assessment

Our Compensation Committee has reviewed compensation-related risks and does not believe that our compensation programs encourage excessive or inappropriate risk-taking or create risks that are reasonably likely to have a material adverse effect on us for the following reasons:

•
The fixed (or base salary) component of our compensation program is designed to provide income independent of our stock price performance so that our employees will not focus exclusively on short-term stock price performance to the detriment of other important business metrics and the creation of long-term stockholder value. The variable (cash bonus and equity) components of compensation are designed to reward both short-term and long-term Company performance, which we believe discourages employees from taking actions that focus only on our short-term success. We feel that the variable elements of our compensation program are a sufficient percentage of overall compensation to motivate our executives and other employees to pursue superior short-term and long-term corporate results, while the fixed element is also sufficient to discourage the taking of unnecessary or excessive risks in pursuing such results.

•
We have strict internal controls over the measurement and calculation of revenues, operating income and other performance metrics. These controls are designed to minimize the risk of manipulation by any employee, including our executive officers. In addition, all of our employees are required to comply with our Code of Conduct and Ethics, which covers among other things, accuracy in keeping our records.

•
The Compensation Committee approves the annual employee and new hire equity guidelines that control the standard equity grants, which are then granted by the Plan Grant Administrator, who has been delegated authority to grant equity awards. Any equity grants outside of equity guidelines or to any vice president granted by the Plan Administrator must be reported either to our Board of Directors or to the Compensation Committee either in advance or subsequent to the grant. Any equity grants to executive officers reporting to the Chief Executive Officer of the Company require approval by the Compensation Committee. The Plan Grant Administrator is currently our Chief Executive Officer.

•	We maintain stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors to support these individuals acting as owners of the Company.

•
Our insider trading policy prohibits our executive officers, the non-employee members of our Board of Directors and our employees from purchasing our securities on margin, borrowing against any account in which our securities are held, or pledging our securities as collateral for any purpose. Our insider trading policy also prohibits such individuals from engaging in any hedging transaction with respect to our securities.

•
We maintain a compensation recovery (“clawback”) policy, which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements.

Compensation Committee Interlocks and Insider Participation

During 2017, the members of our Compensation Committee were Ms. Bostrom and Messrs. Miller and Chadwick. None of the members of our Compensation Committee in 2017 were at any time during 2017 or at any other time an officer or employee of the Company or any of its subsidiaries, and none had or have any relationships with the Company that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2017.

Board and Committee Meetings and Attendance

Our Board of Directors is responsible for the oversight of management and the strategy of the Company and for establishing corporate policies. Our Board of Directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our Board of Directors. Our Board of Directors held six meetings during 2017 and also acted by unanimous written consent, the Audit Committee held eight meetings, the Compensation Committee held five meetings and also acted by unanimous written consent, and the Nominating and Governance Committee held four meetings and also acted by unanimous written consent. During 2017, each member of our Board of Directors participated in at least 75% of the aggregate of all meetings of our Board of Directors, and meetings of committees on which such member served, that were held during the period in which such director served during 2017.

Board Attendance at Annual Stockholders’ Meeting

It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders.  Nine of our then-serving 10 directors attended the 2017 annual meeting of stockholders.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our Lead Independent Director, currently Mr. Miller, is the presiding director at these meetings.

Code of Business Conduct and Ethics

We have adopted codes of business conduct and ethics that apply to all of our Board members, executive officers and employees. Our Code of Conduct and Ethics for employees is posted in the Investor Relations section of our website under “Governance Documents,” which can be found at http://investors.servicenow.com, under the link to “Corporate Governance.”

We have further adopted a Code of Business Conduct and Ethics for directors, which is posted in the Investor Relations section of our website under “Governance Documents,” which can be found at http://investors.servicenow.com, under the link to “Corporate Governance.”

Any amendments or waivers of our Code of Business Conduct and Ethics for directors or our Code of Conduct and Ethics for employees pertaining to a member of our Board of Directors or one of our executive officers will be disclosed on our website at the above-referenced address.

Communication with our Board of Directors

Any interested party wishing to communicate with our Board of Directors may write to the Board at Board of Directors, c/o ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054 or send an email to ir@servicenow.com. Our Corporate Secretary will forward these letters and emails directly to our Board of Directors. Interested parties may indicate in their letters and email messages if their communication is intended to be provided to certain director(s) only. We reserve the right not to forward to our Board of Directors any abusive, threatening or otherwise inappropriate materials.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Nominating and Governance Committee in accordance with the committee’s charter, our Certificate of Incorporation and Bylaws, our Corporate Governance Guidelines, and the criteria adopted by our Board of Directors regarding director candidate qualifications. In recommending candidates for nomination, the Nominating and Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates, as appropriate, and, in addition, the Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees and/or conducting background checks.

Policy Regarding Stockholder Nominations. The Nominating and Governance Committee considers stockholder recommendations for director candidates. The Nominating and Governance Committee has established the following procedure for stockholders to submit director nominee recommendations:

•	Our Bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board of Directors.

•
If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to our Corporate Secretary at our principal executive offices, not fewer than 75 or more than 105 days prior to the first anniversary of the previous year’s annual meeting.

•
Recommendations for a director candidate must be accompanied by all information relating to such person as would be required to be disclosed in solicitations of proxies for election of such nominee as a director pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

•
The Nominating and Governance Committee considers nominees based on our need to fill vacancies or to expand the Board of Directors, and also considers our need to fill particular roles on the Board of Directors or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The Nominating and Governance Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills discussed above.

Director Qualifications

The goal of the Nominating and Governance Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Nominating and Governance Committee seeks nominees on the basis of, among other things, independence, integrity, leadership and operating experience, financial expertise, corporate governance expertise, talent management expertise, global experience, enterprise experience, technology expertise, knowledge about our business or industry, and diversity criteria such as gender, age and ethnicity. Nominees must also demonstrate a willingness and ability to devote adequate time and effort to current and future Board and committee responsibilities.

Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria. In addition, while the Nominating and Governance Committee does not have a formal policy with respect to diversity, the Nominating and Governance Committee values members who represent diverse viewpoints. The Nominating and Governance Committee does not use different standards to evaluate nominees whether they are proposed by our directors and management or by our stockholders. When appropriate, the Nominating and Governance Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Nominating and Governance Committee submits its chosen nominees to our Board of Directors for approval. The brief biographical description of each director set forth above in the section titled “Our Board of Directors” includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

DIRECTOR COMPENSATION

2017 Compensation. The following table provides information for the year ended December 31, 2017, regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for all or a portion of 2017. The table excludes Messrs. Donahoe, Luddy and Slootman, who did not receive separate compensation as directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	RSU Awards ($)(1)	Total ($)
Susan L. Bostrom(2)	59,473	—	324,957	384,430
Jonathan C. Chadwick	57,000	—	324,957	381,957
Paul E. Chamberlain(3)	53,737	—	324,957	378,694
Ronald E.F. Codd	70,000	—	324,957	394,957
Charles H. Giancarlo(4)	40,109	—	324,957	365,066
Jeffrey A. Miller(5)	63,750	—	324,957	388,707
Anita M. Sands	55,000	—	324,957	379,957
William L. Strauss(6)	21,922	—	—	21,922
___________________

(1)
Amounts listed under “RSU Awards” in the foregoing table represent the aggregate fair value computed as of the grant date of each restricted stock unit (“RSU”) award during 2017 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The fair value of our common stock on the date of grant is used to calculate the fair value of RSUs as disclosed in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Ms. Bostrom was appointed as Chair of the Nominating and Governance Committee effective April 3, 2017. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of her annual retainer for service as Chair of the Nominating and Governance Committee.

(3)
Mr. Chamberlain was appointed as a member of the Nominating and Governance Committee effective as of April 3, 2017. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service as a member of the Nominating and Governance Committee.

(4)
Mr. Giancarlo resigned from our Board of Directors effective August 31, 2017. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service on our Board of Directors and as our Lead Independent Director.

(5)
Mr. Miller was appointed as Lead Independent Director effective October 24, 2017. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service as Lead Independent Director.

(6)
Mr. Strauss was not nominated for re-election in 2017 and his term as a director expired effective June 13, 2017. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service on our Board of Directors.

Our non-employee directors held option and RSU awards to acquire the following number of shares as of December 31, 2017. The table excludes Messrs. Donahoe and Slootman, whose outstanding awards are reflected in the section entitled “Executive Compensation Tables — 2017 Outstanding Equity Awards at Fiscal Year End Table,” and Messrs. Giancarlo and Strauss, who were not serving as directors as of December 31, 2017.

	Number of Shares Underlying Outstanding Awards
Name	Option Awards	RSU Awards
Susan L. Bostrom	12,310	3,179
Jonathan C. Chadwick	—	3,179
Paul E. Chamberlain	—	3,179
Ronald E.F. Codd	166,536	3,179
Frederic B. Luddy(1)	—	78,630
Jeffrey A. Miller	61,536	3,179
Anita M. Sands	17,884	3,179
___________________

(1)	Mr. Luddy’s outstanding awards were granted while he was an employee of the Company.

Policy Regarding Compensation for Non-Employee Director Compensation

In January 2017, the Compensation Committee reviewed competitive market data provided by its independent compensation consultant and recommended that our Board of Directors approve the following compensation for our non-employee directors, which our Board approved in January 2017. In January 2018, the Compensation Committee reviewed market data in consultation with its independent compensation consultant and recommended that no changes be made to the non-employee director compensation for 2018.

Cash Retainer.

•	$40,000 annual cash retainer for services on our Board of Directors;

•	$20,000 for the Lead Independent Director;

•	$30,000 for the chair of our Audit Committee and $10,000 for each of its other members;

•	$20,000 for the chair of our Compensation Committee and $7,000 for each of its other members; and

•	$15,000 for the chair of our Nominating and Governance Committee and $5,000 for each of its other members.

Our non-employee director compensation policy provides that no non-employee director who is a former employee of the Company will receive cash compensation if that former employee director is still vesting in equity awards granted to him or her for prior service as a Company employee.

Equity Awards. Under our non-employee director compensation policy, a newly-elected or appointed non-employee director will be granted an RSU award with an aggregate grant date fair value of $325,000 based on the fair market value of our common stock on the date of grant. Such initial RSU award will vest in full on the date of our next annual meeting, so long as such director continues to provide services to us through such date. In the event that a newly-appointed or elected non-employee director joins our Board of Directors other than at an annual meeting, such new director’s initial RSU award will be pro-rated based on the number of full months served from the initial appointment or election until our next annual meeting. In addition, each year on the date of our annual meeting, each continuing non-employee director will be granted an RSU award with an aggregate grant date fair value of $325,000 based on the fair market value of our common stock on the date of grant. Each such annual RSU award will vest in full on the earlier of the first anniversary of the grant date or the date immediately preceding the subsequent annual meeting, so long as such director continues to provide services to us through such date. No non-employee director who is a former employee of the Company shall receive an initial RSU award or an annual RSU award if that former employee director is still vesting in equity awards granted to him or her for prior service as a Company employee. Accordingly, Messrs. Luddy and Slootman were not granted an RSU award in connection with their service as a non-employee director in 2017, but they will continue to vest in existing awards pursuant to the terms of such awards for so long as they continue to provide services to the Company.

All equity awards to non-employee directors accelerate and vest in full in the event of a change in control of the Company.

In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards; however, no such discretionary equity awards were granted in fiscal 2017.

Members of our Board of Directors are subject to our policy regarding minimum stock ownership requirements. Non-employee members of our Board of Directors are required to own shares of our common stock with a value equal to three times their annual cash retainer fee. The non-employee members of our Board of Directors are required to meet these guidelines within five years of becoming subject to them.

Other Compensation. Non-employee directors receive no other form of remuneration, perquisites or benefits for their service as members of our Board of Directors, but are reimbursed for their reasonable travel expenses incurred in attending Board and committee meetings, certain Company events and approved continuing education programs.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Introduction

Our Board of Directors currently consists of ten members, and is divided into three classes with each class serving for three years, and with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class III will expire at the Annual Meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders to be held in 2019 and 2020, respectively.

At the recommendation of our Nominating and Governance Committee, our Board of Directors proposes that each of the four Class III nominees named below be elected as a Class III director, each to serve for a three-year term expiring at the 2021 annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal:

Susan L. Bostrom
Jonathan C. Chadwick
Frederic B. Luddy
Jeffrey A. Miller

Each person nominated has consented to being named in this proxy statement and has agreed to serve as a director, if elected, and our Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve as a director. In the event, however, that any nominee is unable or declines to serve as a director, following appropriate disclosure of the identity of that individual, the proxies will be voted for any nominee who is designated by our Board to fill the vacancy. There are no family relationships among any of our directors or executive officers.

Information Regarding the Director Nominees

Information regarding the qualifications and experience of each of the nominees may be found in the section of this proxy statement titled “Our Board of Directors.”

Vote Required

In an uncontested election of directors, each director nominee will be elected to our Board of Directors if the votes cast “FOR” the nominee’s election exceed the votes cast “AGAINST” such nominee’s election. Under our Corporate Governance Guidelines, each director is required to submit, promptly following such director’s election or re-election to the Board, an irrevocable, conditional resignation that will be effective only upon both (1) the failure to receive the required vote at the next stockholders’ meeting at which the director faces re-election; and (2) our Board of Director’s acceptance of such resignation. If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act to determine whether to accept the director’s irrevocable, conditional resignation and will submit its recommendation to our Board of Directors for consideration. Broker non-votes and abstentions will have no effect on the outcome of the vote.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH
OF THE FOUR NOMINATED DIRECTORS.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

General

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are providing stockholders an opportunity to approve the compensation of our named executive officers as disclosed in this proxy statement. While the results of the vote are non-binding and advisory in nature, our Board of Directors intends to carefully consider the results of this vote.

Frequency of Stockholder Advisory Votes on Executive Compensation

At our 2014 annual meeting of stockholders, we asked our stockholders to express a preference for the frequency of an advisory vote on the compensation of our named executive officers (a “Say-on-Pay” vote). The proposal with respect to the frequency of our Say-on-Pay votes is commonly known as a “Say-When-on-Pay” vote. Our Board of Directors reviewed the results of the Say-When-on-Pay vote conducted in 2014 and an annual frequency received the highest number of votes cast, as well as a majority of the votes cast. Based on these results, our Board of Directors determined that we will hold a Say-on-Pay vote on an annual basis.

In considering their Say-on-Pay vote, stockholders are urged to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the “Compensation Discussion and Analysis” section of this proxy statement, as well as the discussion regarding the Compensation Committee in the section of this proxy statement titled “Corporate Governance Matters.”

Our goal for our executive compensation program is to attract, motivate, and retain our executive officers who are critical to our success. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe our executive compensation program has been instrumental in helping us achieve our strong financial performance.

Key Executive Compensation Policies and Practices

Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of cash compensation and all of the performance-based restricted stock units (the “PRSUs”) are “at risk” based on corporate performance (see “Corporate Governance Matters — Compensation Risk Assessment” above);

•
Equity-Based Compensation. A significant portion of the total compensation we pay to our executive officers is in the form of equity-based compensation, which we feel aligns the interests of our executive officers and stockholders;

•	Performance-Based Incentives. We use performance-based short-term cash incentives and performance-based long-term equity incentives in the form of PRSUs;

•
Employment Agreements. We enter into employment agreements with our executive officers providing reasonable severance and change in control benefits (see “Executive Compensation Tables — Employment Arrangements” and “Executive Compensation Tables — Potential Payments upon Termination or Change in Control” below);

•	No 280G Tax Gross-Ups. We do not provide 280G tax gross-ups to our executive officers;

•	Stock Ownership Policy. We maintain stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors;

•	Compensation Recovery Policy. We maintain a clawback policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct, any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements; and

•	Multi-Year Vesting Requirements. The PRSUs granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

Advisory Vote and Recommendation of the Board

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, our Board of Directors requests the stockholders vote on an advisory basis to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this proxy statement, is hereby approved.

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions regarding named executive officers. The Compensation Committee and our Board of Directors value the opinions of our stockholders. Unless our Board of Directors modifies its determination on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at our 2019 annual meeting of stockholders.

Vote Required and Recommendation of the Board

The approval of this non-binding proposal requires the affirmative vote of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting that are voted “FOR” or “AGAINST” this proposal. Abstentions will have no effect on the outcome of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PricewaterhouseCoopers LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2018. PricewaterhouseCoopers LLP also served as our principal independent registered public accounting firm for our fiscal year ended December 31, 2017.

At the Annual Meeting, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by our Bylaws or other applicable legal requirements. However, our Audit Committee has decided to submit its selection of our principal independent registered public accounting firm to our stockholders for ratification as a matter of good corporate governance. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, our Audit Committee will review its future selection of PricewaterhouseCoopers LLP as our principal independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2018 if our Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, in which case they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for the Company’s audit.

In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during the years ended December 31, 2017 and 2016. Our Audit Committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from the Company. The aggregate fees billed for the years ended December 31, 2017 and 2016 for each of the following categories of services are as follows (in thousands):

	Year Ended December 31,
	2017	2016
Audit fees(1)	$4,454	$2,886
Audit-related fees(2)	216	14
Tax fees(3)	233	188
All other fees	2	2
Total fees	$4,905	$3,090
___________________

(1)
“Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements and audit fees related to accounting matters that were addressed during the annual audit and quarterly review. This category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements.

(2)
“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	“Tax fees” consists of fees billed for tax compliance and transfer pricing services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were pre-approved by our Audit Committee.

Vote Required and Recommendation of the Board

The approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting that are voted “FOR” or “AGAINST” this proposal. Abstentions will have no effect on the outcome of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 4
APPROVAL OF AMENDMENT OF 2012 EQUITY INCENTIVE PLAN TO INCLUDE A LIMIT ON NON-EMPLOYEE DIRECTOR COMPENSATION

General

Our 2012 Equity Incentive Plan (the “Plan”) was adopted by our Board of Directors in April 2012, approved by our stockholders in June 2012, and became effective in October 2012. The Plan was reapproved by our stockholders in June 2013, and amended in January 2018. The Plan provides for the grant of awards to eligible employees, directors, consultants, independent contractors and advisors in the form of stock options, restricted stock awards (“RSAs”), stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance awards and stock bonuses. The Plan provides that no Participant will be eligible to receive more than 3,000,000 shares of ServiceNow common stock (“Shares”) in any calendar year under this Plan pursuant to the grant of awards under the Plan (“Awards”) except that new employees of ServiceNow or of a parent or subsidiary of ServiceNow (including new employees who are also officers and directors of ServiceNow or any parent or subsidiary of ServiceNow) are eligible to receive up to a maximum of 6,000,000 Shares in the calendar year in which they commence their employment. The Plan does not currently provide a limit on the number of Shares that non-employee directors may receive as Awards (or as cash compensation) in any calendar year. The material terms of the Plan are described below under “Summary of the Plan.”

Requested Stockholder Approval
As described above in the section entitled “Director Compensation — 2017 Compensation,” we provide our non-employee directors a combination of cash and equity compensation pursuant to a policy developed and recommended by our Compensation Committee, based in part on advice and data provided by Compensia Inc., the Compensation Committee’s independent compensation advisor. For 2017, the average cash retainer paid to our non-employee directors was approximately $52,600, and the RSU awards granted to our non-employee directors had an aggregate value of $325,000 based on the fair market value of our common stock on the date of grant, resulting in average total annual compensation of approximately $377,600. This average compensation approximated the 85th percentile of our peers for 2017. In January 2018, the Compensation Committee reviewed market data in consultation with Compensia and recommended to our Board of Directors that no changes be made to the non-employee director compensation for 2018.

We are asking our stockholders to approve an amendment to the Plan to provide that the total combined value of cash paid and Awards granted to a non-employee director in any calendar year cannot exceed $750,000 in the aggregate. There is currently no such limit in the Plan. We believe that this proposal will benefit stockholders by establishing an upper limit on director compensation, while continuing to provide flexibility to increase non-employee director compensation in future years, should the Compensation Committee determine, in consultation with an independent compensation advisor, that a higher level of compensation is appropriate to attract and retain qualified directors in light of prevailing compensation practices in our peer group.

If stockholder approval of this proposal is not obtained, there will continue to be no limit on either Awards or cash compensation paid to non-employee directors.

Summary of the Plan
The principal terms of the Plan are summarized below. This summary is not a complete description of the Plan, and it is qualified in its entirety by reference to the complete text of the Plan document. The Plan, as proposed to be amended, is attached as Appendix A to this proxy statement.

•
We initially reserved 9,600,000 shares of our common stock to be issued under our Plan. The number of shares reserved for issuance under our Plan increases automatically on January 1 of each year for ten calendar years by the lesser of the number of shares equal to 5% of the total outstanding shares of our common stock as of the immediately preceding December 31 or a lower number of shares determined by our Board of Directors. In addition, the following shares are available for grant and issuance under our Plan:

•
shares subject to options or stock appreciation rights granted under our Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;

•	shares subject to Awards granted under our Plan that are subsequently forfeited or repurchased by us at the original issue price;

•	shares subject to Awards granted under our Plan that otherwise terminate without shares being issued;

•	shares surrendered, cancelled, or exchanged for cash or a different Award (or combination thereof);

•	shares reserved but not issued or subject to outstanding grants under our 2005 Stock Plan;

•	shares issuable upon the exercise of options or subject to other Awards under our 2005 Stock Plan that cease to be subject to such options or other Awards by forfeiture or otherwise;

•	shares issued under our 2005 Stock Plan that are forfeited or repurchased by us; and

•	shares subject to awards under our 2005 Stock Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

There are currently 62,148,396 shares of our common stock reserved under the Plan.
As described above, our Plan authorizes the Award of stock options, RSAs, SARs, RSUs, performance awards and stock bonuses. No person will be eligible to receive more than 3,000,000 shares in any calendar year under our Plan other than a new employee of ours, who will be eligible to receive no more than 6,000,000 shares under the plan in the calendar year in which the employee commences employment.
Currently, there is no limit on Awards or cash compensation that a non-employee director may receive in calendar year. If this proposal is approved, the Plan will be amended to provide that the total combined value of cash paid and Awards granted to a non-employee director in any calendar year cannot exceed $750,000 in the aggregate. Awards granted to non-employee directors generally vest in a single annual installment, subject to continued services, subject to a determination by our Board of Directors.
The Plan is administered by our Compensation Committee, all of the members of which are independent as defined under applicable SEC and NYSE rules, or by our Board of Directors acting in place of our Compensation Committee. Our Compensation Committee has the authority to construe and interpret our Plan, grant Awards and make all other determinations necessary or advisable for the administration of the Plan.
The Plan provides for the grant of Awards to our employees, directors, consultants, independent contractors and advisors, provided the consultants, independent contractors, directors and advisors render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant.
In general, options granted under our Plan will vest over a four-year period. Options may vest based on time or achievement of performance conditions. Our Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our Plan is ten years.
An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price (if any) of an RSA will be determined by our Compensation Committee. Unless otherwise determined by our Compensation Committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.
SARs provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. SARs may vest based on time or achievement of performance conditions.

RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance conditions, if any. If an RSU has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder of the RSU whole shares of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash, net of shares that are sold or withheld to cover the recipient’s estimated tax liability for such RSUs, if any.
Performance awards cover a number of shares of our common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuance of the underlying shares. These Awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance conditions.
Performance conditions that may be used under our Plan include:

Attainment of objective operating goals and employee metrics	Net income
Attainment of research and development milestones	Net profit
Billings	Net revenue
Bookings	New product invention or innovation
Cash conversion cycle	Operating expenses or operating expenses as a percentage of revenue
Cash flow (including free cash flow or operating cash flow)	Operating income
Contract awards or backlog	Operating margin
Controllable operating profit, or net operating profit	Operating profit
Credit rating	Overhead or other expense reduction
Customer indicators	Profit before tax
Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings)	Return on assets or net assets
Earnings per share	Return on equity
Economic value added	Return on invested capital
Gross margin	Revenue
Growth in stockholder value relative to a pre-determined index	Stock price
Improvements in workforce diversity	Strategic plan development and implementation
Improvements in productivity	Succession plan development and implementation
Individual confidential business objectives	Total stockholder return
Market share
Stock bonuses may be granted as additional compensation for service or performance, and therefore, may not be issued in exchange for cash.
In the event there is a specified type of change in our capital structure without our receipt of consideration, such as a stock split, appropriate adjustments will be made to the number of shares reserved under our Plan, the maximum number of shares that can be granted in a calendar year, and the number of shares and exercise price, if applicable, of all outstanding Awards under our Plan.

Unvested Awards and unexercised stock options granted under our Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our Compensation Committee. Unless otherwise permitted by our Compensation Committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our Plan generally may be exercised for a period of six months after the termination of the optionee’s service to us, for a period of 12 months in the case of death or for a period of six months in the case of disability, or such longer period as our Compensation Committee may provide. Options generally terminate immediately upon termination of employment for cause.
If we are party to a merger or consolidation, outstanding Awards, including any vesting provisions, may be assumed or substituted by the successor company. In the alternative, outstanding Awards may be cancelled in connection with a cash payment. Outstanding Awards that are not assumed, substituted or cashed out will accelerate in full and expire upon the merger or consolidation. In the event of specified change in control transactions, our Compensation Committee may accelerate the vesting of Awards (a) immediately upon the occurrence of the transaction, whether or not the Award is continued, assumed or substituted by a surviving corporation or its parent in the transaction, or (b) in connection with a termination of a participant’s service following such a transaction.
Our Plan will terminate in April 2022, ten years from the date our Board of Directors approved the plan, unless it is terminated earlier by our Board of Directors. Our Board of Directors may amend or terminate our Plan at any time. If our Board of Directors amends our Plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law.
As of December 31, 2017, options to purchase 6,496,500 shares had been granted under our Plan, of which 3,196,031 shares had been issued upon exercise and 1,890,509 shares remained subject to outstanding options. The options outstanding as of December 31, 2017 had a weighted-average exercise price of $38.4267 per share. As of December 31, 2017, RSUs to acquire 31,644,455 shares had been granted under our Plan, of which 14,563,428 shares had been issued upon vesting of RSUs and 11,403,341 shares remained subject to outstanding RSUs. As of the record date, there were approximately 6,000 employees and directors who were eligible to participate in the Plan.
History of Grants Under the Plan
Our Chief Executive Officer, our other named executive officers, our current executive officers as a group and our current non-employee directors as a group have been granted Awards under the Plan, over the life of the Plan through December 31, 2017, as set forth in the table below. In addition, our current employees (excluding executive officers and directors) as a group have been granted Awards under the Plan, over the life of the Plan through December 31, 2017, as follows:

Name and Position	Number of Securities Underlying Awards
John J. Donahoe, Chief Executive Officer	675,377
Michael P. Scarpelli, Chief Financial Officer	2,286,308
Chirantan “CJ” Desai, Chief Product Officer	340,889
David L. Schneider, Chief Revenue Officer	2,336,308
All current executive officers (4 persons)	5,638,882
All current non-employee directors (9 persons)	9,715,359
All current employees (excluding executive officers and directors)	34,412,386

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
PROPOSAL NO. 4 TO APPROVE THE AMENDMENT OF THE 2012 EQUITY INCENTIVE PLAN TO INCLUDE A LIMIT ON NON-EMPLOYEE DIRECTOR COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2018, by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

Percentage ownership of our common stock is based on 176,562,963 shares of our common stock outstanding on March 31, 2018. Under the rules of the SEC, beneficial ownership represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons in the table have sole voting and investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. In accordance with SEC rules, we have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2018, or subject to RSU or PRSU awards that will vest and settle within 60 days of March 31, 2018, to be outstanding and to be beneficially owned by the person holding the option or RSU or PRSU award for purposes of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% or Greater Stockholders:
T. Rowe Price Associates, Inc.(1)	19,461,580	11.0%
Vanguard Group, Inc.(2)	14,602,604	8.3%
Wellington Management Group, LLP(3)	10,922,105	6.2%
Capital World Investors(4)	9,432,262	5.3%

Directors and Named Executive Officers:
John J. Donahoe(5)	141,027	*
Michael P. Scarpelli(6)	135,973	*
Chirantan “CJ” Desai(7)	33,003	*
David L. Schneider(8)	94,472	*
Frank Slootman(9)	550,771	*
Frederic B. Luddy(10)	1,536,781	*
Susan L. Bostrom	3,000	*
Jonathan C. Chadwick	2,601	*
Paul E. Chamberlain	2,601	*
Ronald E.F. Codd(11)	190,490	*
Jeffrey A. Miller(12)	134,794	*
Anita M. Sands(13)	27,409	*
Dennis M. Woodside	—	*
All current executive officers and directors as a group (14 persons) (14)	2,860,522	1.6%
___________________

* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)
Consists of shares of common stock beneficially owned as of December 31, 2017 according to a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) on February 14, 2018. The Schedule 13G/A reports that Price Associates has sole voting power with respect to 6,827,346 shares of common stock and sole dispositive power with respect to all 19,461,580 shares of common stock. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(2)
Consists of shares of common stock beneficially owned as of December 31, 2017 according the Schedule 13G/A filed with the SEC by the Vanguard Group, Inc. (the “Vanguard Group”) on February 9, 2018. The Vanguard Group has beneficial ownership of 14,602,604 shares of common stock. The Vanguard Group reported (1) sole dispositive power with respect to 14,438,597 shares of common stock, (2) shared dispositive power with respect to 164,007 shares of common stock, (3) sole voting power with respect to 135,288 shares of common stock, and (4) shared voting power with respect to 35,992 shares of common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 82,006 shares of common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 134,321 shares of common stock as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Consists of shares of common stock beneficially owned as of December 31, 2017 according to a Schedule 13G/A filed with the SEC by Wellington Management Group LLP (“Wellington”) on February 8, 2018. Wellington has beneficial ownership of 10,922,105 shares of common stock. Wellington reported (1) shared voting power with respect to 7,422,406 shares of common stock and (2) shared dispositive power with respect to 10,922,105 shares of common stock. The Schedule 13G/A identifies Wellington Management Group LLP as a parent holding company and identifies the other relevant affiliated entities that share beneficial ownership of our common stock as: Wellington Group Holdings LLP; Wellington Investment Advisors Holdings LLP; and Wellington Management Company LLP. The address for Wellington is 280 Congress Street, Boston, MA 02210.

(4)
Consists of shares of common stock beneficially owned as of December 31, 2017 according to a Schedule 13G filed with the SEC by Capital World Investors, a division of Capital Research and Management Company (CRMC), on February 14, 2018, reporting sole investment and dispositive power over the shares. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(5)
Consists of (i) 99,180 shares of common stock subject to stock options held by Mr. Donahoe that are exercisable within 60 days of March 31, 2018, (ii) 9,754 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2018, and (iii) 32,093 shares of common stock held by Mr. Donahoe.

(6)	Consists of (i) 41,452 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2018, and (ii) 94,521 shares of common stock held by Mr. Scarpelli.

(7)
Consists of (i) 23,125 shares of common stock subject to stock options held by Mr. Desai that are exercisable within 60 days of March 31, 2018, (ii) 9,375 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2018, and (iii) 503 shares of common stock held by Mr. Desai.

(8)
Consists of (i) 15,500 shares of common stock subject to stock options held by Mr. Schneider that are exercisable within 60 days of March 31, 2018, (ii) 41,452 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2018, (iii) 190 shares of common stock held by Schneider 2001 Living Trust, of which Mr. Schneider is a Trustee, and (iv) 37,330 shares of common stock held by Mr. Schneider.

(9)
Consists of (i) 381,996  shares of common stock subject to stock options held by Mr. Slootman that are exercisable within 60 days of March 31, 2018, (ii) 73,699 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2018, and (iii) 95,076 shares of common stock held by Mr. Slootman.

(10)
Consists of (i) 225,000 shares of common stock held by the Luddy Family Dynasty Trust LLC, of which Mr. Luddy may be deemed to have voting and investment power, (ii) 1,011,675 shares of common stock held by the Frederic B. Luddy Family Trust, of which

Mr. Luddy is a trustee, (iii) 39,315 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2018, and (iv) 260,791 shares of common stock held by Mr. Luddy.

(11)
Consists of (i) 475 shares of common stock held by the Codd Revocable Trust, of which Mr. Codd is grantor, trustee and beneficiary, (ii) 166,536 shares of common stock subject to stock options held by Mr. Codd that are exercisable within 60 days of March 31, 2018, and (iii) 23,479 shares of common stock held by Mr. Codd.

(12)
Consists of (i) 61,536 shares of common stock subject to stock options held by Mr. Miller that are exercisable within 60 days of March 31, 2018, (ii) 69,040 shares of common stock held by the Miller Living Trust, dated July 7, 1985, of which Mr. Miller is co-trustee, and (iii) 4,218 shares of common stock held by Mr. Miller.

(13)	Consists of (i) 17,884 shares of common stock subject to stock options held by Ms. Sands that are exercisable within 60 days of March 31, 2018, and (ii) 9,525 shares of common stock held by Ms. Sands.

(14)
Consists of (i) 1,872,118 shares of common stock, (ii) 765,757 shares of common stock subject to stock options that are exercisable within 60 days of March 31, 2018, and (iii) 222,647 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2018. Does not reflect shares beneficially owned by Messrs. Strauss or Giancarlo as they were not directors of the Company as of the date of filing.

MANAGEMENT

The names of our currently serving executive officers, their ages as of April 15, 2018, and their positions are shown below.

Name	Age	Position
John J. Donahoe	57	Director, President and Chief Executive Officer
Michael P. Scarpelli	51	Chief Financial Officer
Chirantan “CJ” Desai	47	Chief Product Officer
David L. Schneider	50	Chief Revenue Officer
Pat Wadors	53	Chief Talent Officer

Our Board of Directors appoints our executive officers, who then serve at the discretion of our Board of Directors. There is no family relationship between any of the directors or executive officers and any other director or executive officer of ServiceNow.

For biographical information regarding Mr. Donahoe, please refer to “Our Board of Directors” above.

Michael P. Scarpelli has served as our Chief Financial Officer since August 2011. From July 2009 to August 2011, Mr. Scarpelli served as Senior Vice President of Finance & Business Operations of the Backup Recovery Systems Division at EMC. From September 2006 to July 2009, Mr. Scarpelli served as Chief Financial Officer of Data Domain. Prior to joining Data Domain, Mr. Scarpelli served as Executive Vice President and Chief Financial Officer for Lexar Media, Inc., a flash memory manufacturer, from January 2006 until Lexar was acquired by Micron Technology, Inc. in August 2006. From January 2002 to December 2005, Mr. Scarpelli held senior positions at HPL Technologies, Inc., a provider of yield management software and test chip solutions, most recently as Senior Vice President and Chief Financial Officer. Mr. Scarpelli began his career at PricewaterhouseCoopers LLP from May 1989 to December 2001. Mr. Scarpelli holds a B.A. degree in Economics from the University of Western Ontario.

Chirantan “CJ” Desai has served as our Chief Product Officer since December 2016. From September 2013 to December 2016, Mr. Desai held several positions at EMC. Most recently, he served as the President of the Emerging Technologies Division from September 2014 to December 2016, where he oversaw product management, engineering, product marketing, research and development, the launch of new product lines, and the growth of new businesses that help customers accelerate their journey to cloud computing. Prior to joining EMC, Mr. Desai held several leadership roles at Symantec Corporation from November 2004 to September 2013. Most recently, he served as Executive Vice President of Information Management from January 2013 to September 2013, where he led the strategy, development, technical support and delivery of Symantec’s backup and recovery, storage and availability, archiving and eDiscovery products. He also served as Senior Vice President and General Manager of Symantec’s Endpoint and Mobility Group from May 2011 to May 2012, where he headed engineering, product management and all related product operations for Symantec’s Endpoint Protection, Protection Suites, Mail and Web Security, Virtualization Security, and Mobility solutions. Prior to Symantec, he held product development roles at Pivotal Corporation and Oracle Corporation. Mr. Desai currently serves as a member of the board of directors of Zebra Technologies Corp., an enterprise asset intelligence company. Mr. Desai holds a master’s degree in Computer Science and a master’s degree in Business Administration from the University of Illinois at Urbana-Champaign.

David L. Schneider has served as our Chief Revenue Officer since June 2014. From June 2011 to May 2014, he served as our Senior Vice President of Worldwide Sales and Services. From July 2009 to March 2011, Mr. Schneider served as Senior Vice President of Worldwide Sales of the Backup Recovery Systems Division of EMC. From January 2004 to July 2009, Mr. Schneider held senior positions at Data Domain, most recently Senior Vice President of Worldwide Sales. Prior to joining Data Domain, Mr. Schneider served as Vice President of Alliances, Channel and OEM Sales for Borland Software from January 2003 to December 2003. From May 2002 to January 2003, Mr. Schneider served as Vice President of Western United States Sales for TogetherSoft Corporation (later acquired by Borland Software). From January 1999 to May 2002, Mr. Schneider was Western Regional Manager at Iona Technologies, Inc., an infrastructure software company. Mr. Schneider holds a B.A. degree in Political Science from the University of California, Irvine.

Pat Wadors has served an executive officer since April 2018 and as our Chief Talent Officer since September 2017. From February 2013 to September 2017, Ms. Wadors served as CHRO at LinkedIn, both as SVP, Global Talent Organization, from February 2013 to March 2015, and as VP, Global Talent Organization, from March 2015 to September 2017, where her focus was on creating an amazing employee experience in a high growth company, recruiting top talent, talent development, supporting a highly engaged workforce and growing LinkedIn’s global footprint. From April 2010 to February 2013, Ms. Wadors served as Senior Vice President of Human Resources at Plantronics, Inc., a designer, manufacturer and distributor of headsets for business and consumer applications. Prior to Plantronics, she served as Senior Vice President of Human Resources at Yahoo!, Chief Human Resources Officer at Align Technologies, and held senior human resource management positions at Applied Materials, Merck Pharmaceutical, Viacom International, and Calvin Klein Cosmetics. Ms. Wadors holds a B.S. in business management with a concentration in human resources management and a minor in psychology from Ramapo College of New Jersey.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. In addition, we explain how and why the Compensation Committee arrived at specific compensation policies and decisions involving our executive officers during the year ended December 31, 2017. During 2017, these individuals were:

•	John J. Donahoe, our President and Chief Executive Officer (our “CEO”);

•	Frank Slootman, our former President and Chief Executive Officer;

•	Michael P. Scarpelli, our Chief Financial Officer (our “CFO”);

•	Chirantan “CJ” Desai, our Chief Product Officer; and

•	David L. Schneider, our Chief Revenue Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “Named Executive Officers.”

Management Changes in 2017

Effective April 3, 2017, Mr. Slootman resigned from his position as our President and Chief Executive Officer. Based upon the recommendation of the Leadership Development and Compensation Committee, our Board of Directors approved and appointed Mr. Donahoe as our President and Chief Executive Officer, with such appointment effective upon Mr. Slootman’s resignation.

Executive Summary

We are a leading provider of enterprise cloud computing solutions that define, structure, manage and automate services for global enterprises. We help our customers improve service quality and reduce costs while scaling and automating their businesses.

We offer a comprehensive set of cloud-based services that automate workflow within and between departments in an enterprise. Historically, our focus was on solving challenges found in enterprise information technology (“IT”) departments, and we pioneered the use of the cloud to deliver IT service management applications. We now provide workflow solutions that go beyond the scope of the IT department and have extended our focus to service management for customer support, human resources, security operations and other enterprise departments where a patchwork of semi-automated and manual processes had been used in the past. Using our cloud services, users can easily request business services from these departments, the quality of service provided by these departments improves, and overall the business runs more efficiently.

All of our cloud services are built on our proprietary platform which features one code base and one data model. Our platform also enables customers to easily create, by themselves or with our partners, their own service-oriented business applications across the enterprise. Typically, we deliver our software via the Internet as a service, through an easy-to-use, consumer product-like interface, which means it can be easily configured and rapidly deployed. In a minority of cases, we deploy our service on-premises at a customer data center to support regulatory or security requirements.

We market our services to enterprises in a wide variety of industries, including financial services, consumer products, IT services, health care, government, education and technology. We sell our subscription services primarily through direct sales and, to a lesser extent, through indirect channel sales. We also offer a portfolio of professional and other services, both directly and through our network of partners.

Highlights of 2017 Corporate Results

2017 was another year in which we experienced consistently high year-over-year growth rates. Specifically, during 2017 we:

•	recorded revenues of $1.9 billion, an increase of 39% compared to the prior year;

•	recorded subscription revenues of $1.7 billion, an increase of 42% compared to the prior year;

•	recorded subscription billings* of $2.1 billion, an increase of 40% compared to the prior year; and

•	generated net cash provided by operating activities of $642.8 million, representing 33% of total revenues.
___________________

* Subscription billings is a non-GAAP financial measure. A reconciliation between subscription billings and subscription revenues is set forth on Appendix B to this Proxy statement.

Highlights of 2017 Executive Compensation Actions

Consistent with our performance and compensation objectives, the Compensation Committee took the following actions relating to the compensation of our Named Executive Officers for 2017:

•
Base Salary — Increased the base salaries of Messrs. Scarpelli, Schneider and Slootman in amounts ranging from 28.6% to 50.0%. The Compensation Committee did not increase base salaries for 2017 for Messrs. Desai and Donahoe, who began employment with us in December 2016 and February 2017, respectively.

•
Cash Bonuses — Made quarterly cash bonus payments for each of the four quarters of 2017 (other than in the case of Mr. Slootman, who received a cash bonus payment for only for the first quarter of 2017, and Mr. Donahoe, who received a pro rated bonus payment for his partial service during the first quarter of 2017), which, in the aggregate, represented approximately 131.7% of their target cash bonuses for the full year, including an aggregate cash bonus payment in the amount of $727,910 to Mr. Donahoe, $158,857 to Mr. Slootman, $464,895 to Mr. Scarpelli, $398,482 to Mr. Desai, and $464,895 to Mr. Schneider.

•
Performance-Based Equity Awards — Granted performance-based restricted stock units (“PRSUs”). During 2017, the Compensation Committee did not grant time-based restricted stock unit (“RSU”) awards or options to purchase shares of our common stock to any of our Named Executive Officers, except for the time-based RSU awards granted to Messrs. Slootman, Donahoe and Desai described below.

•
Compensation Arrangements with Mr. Donahoe — On April 3, 2017, Mr. Donahoe was appointed as our President and Chief Executive Officer. In hiring Mr. Donahoe, our Board of Directors approved an employment agreement with an initial term of five years (the “Initial Term”), setting forth the principal terms and conditions of his employment, including an initial annual base salary of $625,000 (subject to review by the Compensation Committee at least annually), a target annual cash bonus opportunity of 100% of his base salary (based on his performance relative to one or more performance objectives established each year by the Compensation Committee), and the following equity awards:

•
an RSU award representing 167,187 shares of common stock that vested as to 20% of the shares subject to the RSU award in February 2018, with the remaining shares subject to the RSU award to vest in equal quarterly installments over the subsequent 16 quarters, subject to Mr. Donahoe’s continued employment as our CEO on the applicable time-based vesting dates (the “New Hire RSU”);

•
contingent upon Mr. Donahoe’s purchase of $1,000,000 worth of shares of our common stock on the public market by May 12, 2017 (the “Stock Purchase”), an RSU award representing 11,157 shares of common stock that is vesting in equal quarterly installments over eight quarters, subject to Mr. Donahoe’s continued employment as our CEO on the applicable time-based vesting dates and his continued retention of the shares purchased in the Stock Purchase (the “Additional RSU”);

•
a stock option to purchase 396,720 shares of our common stock, which will vest over five years upon satisfaction of both time-based and performance-based vesting requirements, as summarized below and more fully described in the section entitled “Executive Compensation Tables — Employment Arrangements,” subject to Mr. Donahoe’s continued employment as our CEO on the applicable time-based vesting dates (the “New Hire Option”); and

•
an initial PRSU award to acquire a target number of shares of 100,313, which had a one-year performance period that ended on December 31, 2017 (subject to the same performance metrics as the PRSUs granted to our other executive officers) and is subject to time-based vesting in equal installments over four quarters commencing in August 2018, subject to Mr. Donahoe’s continued employment as our CEO on the applicable time-based vesting dates (the “Initial PRSU”).

The grant date fair values of these equity awards are set forth in the “2017 Summary Compensation Table” and the “2017 Grants of Plan-Based Awards Table” below.

Mr. Donahoe’s employment agreement was approved by our Compensation Committee and our Board of Directors. In establishing his initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate him into the executive compensation structure that we had developed since the initial public offering of our equity securities, balancing both competitive and internal equity considerations. For a summary of the material terms and conditions of Mr. Donahoe’s employment agreement, including the severance and change in control benefits related to the equity awards described above, see “Executive Compensation Tables — Employment Arrangements” and “Executive Compensation Tables — Potential Payments upon Termination or Change in Control” below.

2017 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2017:

What we do:

•
Maintain Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns, as described in this proxy statement.

•
Annual Executive Compensation Review. The Compensation Committee annually reviews and approves our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•
Maintain Independent Compensation Advisor. The Compensation Committee engaged its own compensation consultant to assist with its 2017 compensation review. Except as described below under “Compensation-Setting Process — Role of Compensation Consultant,” this consultant performed no other consulting or other services for us and, based on our review, our Board of Directors and management have determined that the compensation consultant is independent and does not have other relationships with us that would impair its independence.

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of cash compensation and all of the PRSU awards are “at risk” based on corporate performance (see “Corporate Governance Matters — Compensation Risk Assessment” above).

•
Equity-Based Compensation. A significant portion of the total compensation we pay to our executive officers, including the Named Executive Officers, is in the form of equity-based compensation, which we believe aligns the interests of our executive officers and stockholders.

•	Performance-Based Incentives. We use performance-based, short-term cash incentives and performance-based long-term equity incentives in the form of PRSU awards.

•
Employment Agreements. We enter into employment agreements with our executive officers providing reasonable severance and change in control benefits (see “Executive Compensation Tables — Employment Arrangements” and “Executive Compensation Tables — Potential Payments upon Termination or Change in Control” below).

•
Health or Welfare Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees, except that we reimburse our executive officers for the costs of an annual physical examination and provide a gross up to cover the income taxes associated with this reimbursement.

•	Stock Ownership Guidelines. We maintain stock ownership guidelines for executive officers and the non-employee members of our Board of Directors.

•
Compensation Recovery (“Clawback”) Policy. We maintain a compensation recovery or clawback policy, which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any performance-based compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements.

•
Multi-Year Vesting Requirements. The PRSU and RSU awards granted to our executive officers are earned and vest over multi-year periods, consistent with current market practice and our retention objectives.

What we don’t do:

•
No Retirement Plans Other than Standard 401(k) Offered to All Employees. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers.

•	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers.

•
No Section 280G Tax Gross-Ups. We do not provide any tax gross-ups that may arise due to the application of Sections 280G and 4999 of the Internal Revenue Code of 1986 (the “Code”) to our executive officers.

•
Hedging and Pledging Prohibitions. Our insider trading policy prohibits our employees (including our executive officers) and the members of our Board of Directors from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our securities for any purpose. Our insider trading policy also prohibits such individuals from engaging in any hedging transaction with respect to our securities.

Stockholder Advisory Vote on Named Executive Officer Compensation

At our 2017 annual meeting of stockholders, we conducted a non-binding stockholder advisory vote on the 2016 compensation of our 2016 named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2016 compensation of our 2016 named executive officers with approximately 83.2% of the votes cast in favor of the proposal. We believe that this result demonstrates that our stockholders are supportive of our executive compensation program.

As the Compensation Committee has reviewed our executive compensation policies and practices since that vote, it has been mindful of the strong support our stockholders have expressed for our approach to executive compensation. As a result, following our annual review of our executive compensation philosophy, the Compensation Committee decided to retain our general approach to executive compensation. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as any feedback received throughout the year, when making compensation decisions for our executive officers.

At our 2014 annual meeting of stockholders, we held a non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote). Our stockholders cast the highest number of votes for voting on an annual basis, compared to every two or three years. In light of this result and other factors considered, our Board of Directors determined that we will hold annual Say-on-Pay votes until the next required Say-When-on-Pay vote, which will occur at our 2020 annual meeting of stockholders.

Following the Annual Meeting to which this Proxy Statement relates, the next Say-on-Pay vote will occur at our 2019 annual meeting of stockholders.

Compensation Philosophy and Objectives

We believe in providing a competitive total compensation package to our executive officers, including the Named Executive Officers, through a combination of base salary, performance-based cash bonuses, equity awards and broad-based welfare and health benefit plans. Our executive compensation program is designed to achieve the following objectives:

•	attract, motivate and retain executive officers of outstanding ability and potential;

•	reward the achievement of key performance measures; and

•	ensure that executive compensation is meaningfully related to the creation of stockholder value.

We believe that our executive compensation program should include short-term and long-term elements, including cash and equity compensation, and should reward consistent performance that meets or exceeds expectations. We evaluate both performance and compensation to make sure that the compensation provided to our executive officers remains competitive relative to compensation paid by companies of similar size operating in the software services industry, taking into account our relative performance, our strategic objectives, and the performance of the individual executive.

Executive Compensation Design

The compensation arrangements for our executive officers, including the Named Executive Officers, consist of base salary and quarterly cash bonus opportunities, long-term incentive compensation opportunities in the form of equity awards and certain employee welfare and health benefits. The key component of our executive compensation program continues to be equity compensation. Historically, we have emphasized the use of equity to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable value for our stockholders. We emphasize time-based RSU awards that may be settled in shares of our common stock and, beginning in 2014, PRSU awards that may only be earned upon the achievement of certain corporate performance goals and are settled in shares of our common stock.

We believe that RSU awards and PRSU awards that may be settled in shares of our common stock offer our executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders. Going forward, as we deem appropriate, we may introduce other forms of stock-based compensation awards into our executive compensation program to offer our executive officers additional types of equity incentives that further this objective.

We also offer cash compensation in the form of base salaries and quarterly cash bonus opportunities. Typically, we have structured our cash bonus opportunities to focus on the achievement of specific short-term financial objectives that will further our longer-term growth objectives.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, the Compensation Committee reviews each element of executive compensation separately and also takes into consideration the value of each executive officer’s target total direct compensation opportunity (the sum of base salary, cash bonus opportunity and equity awards) as a whole, and its relative size in comparison to our other executive officers.

The Compensation Committee reviews our compensation philosophy, as well as our executive compensation program, at least annually. As part of this review process, the Compensation Committee applies the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels needed to ensure that our executive compensation program remains competitive. In addition, the Compensation Committee considers whether we are meeting our retention objectives and the potential cost of replacing key executive officers.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee, which is composed entirely of independent directors, is responsible for reviewing and approving the compensation of our executive officers, including the Named Executive Officers, subject to any approval of our Board of Directors that the Compensation Committee or legal counsel determines to be desirable or is required by applicable law or the rules of the NYSE. Specifically, the Compensation Committee oversees our compensation and benefit plans and policies, administers our equity compensation plans and reviews and approves, both annually and quarterly, the compensation of our executive officers.

The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the charter is posted on the investor relations section of our website located at http://investors.servicenow.com.

Role of our Chief Executive Officer

Each year, our CEO evaluates the performance of our executive officers, including the Named Executive Officers, and makes recommendations to the Compensation Committee with respect to base salary adjustments, target quarterly cash bonus opportunities, actual bonus payments and equity awards for each executive officer (other than himself). While the Compensation Committee takes these recommendations into consideration in its deliberations, it exercises its own independent judgment in approving the executive compensation of our executive officers.

Role of Compensation Consultant

For 2017, the Compensation Committee retained Compensia, a national compensation consulting firm, to assist it in developing and overseeing our executive compensation program. Pursuant to this engagement, Compensia performed the following projects for the Compensation Committee:

•	Assisted in reviewing and updating the compensation peer group;

•	Provided compensation data and analysis for similarly-situated executive officers at our compensation peer group companies;

•	Advised regarding the employment agreement and grant awards for Mr. Donahoe;

•	Advised regarding CEO pay ratio analysis and disclosure;

•	Advised regarding non-employee director compensation, including compensation data and analysis for our peer group companies and compensation limits; and

•	Updated the Compensation Committee on emerging trends and best practices in the area of executive compensation.

Compensia does not provide any other services to us. Compensia maintains a policy that is specifically designed to prevent any conflicts of interest. In addition, the Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Competitive Positioning

In connection with its engagement, from time to time the Compensation Committee directs Compensia to assist it in the review and revision of the compensation peer group. Compensia provides the Compensation Committee with a recommended list of peer companies for its consideration at least annually. As described below, for 2017 this recommended list consisted of technology companies with a cloud-based business model that Compensia and the Compensation Committee determined compete with us for talent, that are located in the same geographical area and that have similar revenues, market capitalization and number of employees. While the Compensation Committee takes account of compensation practices of the peer companies, the Compensation Committee uses this information as one of many factors in its deliberations on compensation matters and does not set compensation levels to meet specific percentiles.

In October 2016, Compensia, at the direction of the Compensation Committee, evaluated our then-existing compensation peer group. Following this evaluation, Compensia recommended to the Compensation Committee, and the Compensation Committee approved, the following compensation peer group consisting of 16 publicly-traded companies (the “2017 Peer Group”):

Akamai Technologies	Palo Alto Networks
Arista Networks	Red Hat
athenahealth	Splunk
Citrix Systems	SS&C Technologies
CoStar Group	Tableau Software
Fortinet	The Ultimate Software Group
LinkedIn	Twitter
NetSuite	Workday

The Compensation Committee removed FireEye from the compensation peer group because it did not meet the targeted selection criteria for market capitalization and added Citrix Systems based on market capitalization, revenue and industry comparability. This 2017 Peer Group was used by the Compensation Committee in connection with its compensation deliberations through the end of October 2017.

In October 2017, Compensia, at the direction of the Compensation Committee, evaluated the 2017 Peer Group. Following this evaluation, Compensia recommended to the Compensation Committee, and the Compensation Committee approved, the following peer group consisting of 21 publicly-traded companies (the “2018 Peer Group”):

Adobe Systems	Red Hat
Akamai Technologies	salesforce.com
Arista Networks	Splunk
Autodesk	SS&C Technologies
Check Point Software	Symantec
Citrix Systems	Twitter
CoStar Group	VeriSign
eBay	VMware
Intuit	Workday
Palo Alto Networks	Zillow Group
PayPal Holdings

The Compensation Committee removed LinkedIn and NetSuite from the 2017 Peer Group as a result of their acquisitions and removed athenahealth, Fortinet, Tableau Software and the Ultimate Software Group because they did not meet the targeted selection criteria for market capitalization. The Compensation Committee added Adobe Systems, Autodesk, Check Point Software, eBay, Intuit, PayPal Holdings, Symantec, VeriSign, VMware and Zillow Group based on market capitalization, revenue and industry comparability. The 2018 Peer Group was used by the Compensation Committee in connection with its compensation deliberations through the end of 2017.

The Compensation Committee reviews the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data, to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The Compensation Committee then evaluates how our pay practices and the compensation levels of our executive officers compare to the competitive market. As part of this evaluation, the Compensation Committee also reviews the performance measures and performance goals generally used within the competitive market to reward performance.

Elements of Executive Compensation

The compensation program for our executive officers, including the Named Executive Officers, consists of three principal components:

•	Base salary;

•	Performance-based cash bonuses; and

•	Long-term incentive compensation in the form of time-based stock options and RSU and PRSU awards that are settled in shares of our common stock.

Base Salary

Generally, the Compensation Committee reviews the base salaries of our executive officers, including the Named Executive Officers, at the beginning of each year and makes adjustments as it determines to be necessary or appropriate. Typically, the Compensation Committee sets the base salaries of our executive officers at levels which it believes are competitive with current market practices (as reflected by our compensation peer group) and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, experience, past performance and expected future contributions and the base salary levels of our other executive officers. The Compensation Committee does not apply specific formulas to determine base salary adjustments.

In January 2017, the Compensation Committee reviewed the base salary of each of our executive officers, including the then-employed Named Executive Officers. Based on its comparison of our Named Executive Officers’ base salaries to those of the executives holding comparable positions at the companies in the 2017 Peer Group, as well as its assessment of our 2016 performance and the other factors described above, the Compensation Committee determined that it was appropriate to adjust the base salaries of certain of the Named Executive Officers for 2017 as follows:

Named Executive Officer	2016 Base Salary	2017 Base Salary	Percentage Increase
Mr. Donahoe(1)	—	$625,000	—
Mr. Slootman(2)	$450,000	$625,000	39%
Mr. Scarpelli	$350,000	$450,000	29%
Mr. Desai(3)	$450,000	$450,000	—
Mr. Schneider	$300,000	$450,000	50%
___________________

(1)	Mr. Donahoe’s base salary was determined in connection with his employment agreement, dated February 22, 2017. See the section entitled “Compensation Arrangements with Mr. Donahoe” for more details.

(2)	Effective April 3, 2017, Mr. Slootman resigned from his position as our President and Chief Executive Officer.

(3)	Mr. Desai was appointed as our Chief Product Officer in December 2016, at which time his base salary was set at $450,000.

Cash Bonuses

We provide our executive officers, including the Named Executive Officers, with the opportunity to earn cash bonuses to encourage the achievement of corporate performance objectives and to reward those individuals who significantly impact our corporate results. The Compensation Committee determines and approves our cash bonus decisions. For 2017, the Compensation Committee adopted a bonus plan providing an opportunity for certain key employees, including our Named Executive Officers, to earn quarterly cash bonuses, as described below.

Target Cash Bonus Opportunities

Under the 2017 bonus plan, each of the Named Executive Officers was eligible to receive a quarterly cash bonus as follows:

Named Executive Officer	Quarterly Bonus Target	Aggregate Quarterly Bonus Target	Aggregate Quarterly Bonus Target (as a % of base salary)	Change from 2016 Bonus Target (as a % of Base Salary)
Mr. Donahoe(1)	$156,250	$625,000	100%	—
Mr. Slootman(2)	$156,250	$625,000	100%	—
Mr. Scarpelli	$87,500	$350,000	78%	6%
Mr. Desai(3)	$75,000	$300,000	67%	—
Mr. Schneider	$87,500	$350,000	78%	(22)%
___________________

(1)
Mr. Donahoe’s bonus target was determined in connection with his employment agreement, dated February 22, 2017. See the section entitled “Compensation Arrangements with Mr. Donahoe” for more details. Mr. Donahoe’s first quarter bonus target was pro-rated for partial service during the quarter.

(2)
Effective April 3, 2017, Mr. Slootman resigned from his position as our President and Chief Executive Officer. Mr. Slootman received a bonus for his service as an executive officer for the first quarter of 2017.

(3)	Mr. Desai was appointed as our Chief Product Officer in December 2016, at which time his bonus target was set at 67% of base salary.

Performance Measures

For purposes of the 2017 bonus plan, the Compensation Committee selected target net new annualized contract value (“ACV”) as set forth in our annual operating plan as the exclusive performance measure upon which bonus payments would be based. The Compensation Committee believed that, for purposes of the 2017 bonus plan, our target net new ACV was the most appropriate corporate performance measure to use because, in its view, it continued to be the best indicator of our successful execution of our annual operating plan. In particular, net new ACV is a good measure of how we are growing our business and our ability to build a consistent revenue stream.

For 2017, the aggregate target level for net new ACV, as set forth in our annual operating plan, was $540 million. Using this aggregate target, the Compensation Committee established quarterly net new ACV targets at levels that were consistent with past practices.

Bonus Formula

For purposes of the 2017 bonus plan, our executive officers were eligible to earn a cash bonus payment each fiscal quarter to the extent that we achieved at least 80% of the target net new ACV for such quarter. No bonus would be earned if we achieved less than 80% of the target net new ACV for such fiscal quarter. If we achieved from 80% to 100% of the target net new ACV for such fiscal quarter, a bonus would be earned equal to between 50% to 100% of the quarterly bonus target, determined on a linear basis. For example, if we achieved 90% of the target net new ACV for such fiscal quarter, then a bonus would be earned equal to 75% of the quarterly bonus target. In the event that the achievement exceeded 100% of the target net new ACV for such fiscal quarter, an additional bonus would be earned equal to 5% of the quarterly bonus target for each percentage point above the 100% target net new ACV to a maximum of 200% of the quarterly bonus target. Under the 2017 bonus plan, the minimum bonus that could have been earned was $0 and the maximum amount that could have been earned was 200% of each executive officer’s aggregate target bonus amount.

	Performance Achievement (% of target net new ACV)	Payout Level (% of target bonus)
<Threshold	<80%	—
Threshold	80%	50%
Target	100%	100%
Maximum	120%	200%

2017 Bonus Results

Our actual performance against the relevant target level for each fiscal quarter, as well as the determination of the amount to be received by each Named Executive Officer, were determined by the Compensation Committee after taking into consideration the recommendations of our CEO (other than with respect to his own quarterly bonus) and subject to the discretion of the Compensation Committee to adjust any payment based on individual performance and/or corporate financial considerations. The Compensation Committee did not make any discretionary adjustments to the quarterly bonuses paid to the Named Executive Officers in 2017.

The following table provides information regarding the quarterly payout level achieved and the actual quarterly cash bonuses earned by the Named Executive Officers during 2017:

Named Executive Officer	Performance Period	Target Quarterly Bonus	Performance Achievement	Payout Level	Actual Quarterly Bonus
Mr. Donahoe(1)	First Quarter	$57,292	101%	102%	$58,248
	Second Quarter	$156,250	106%	128%	$200,232
	Third Quarter	$156,250	102%	111%	$173,438
	Fourth Quarter	$156,250	118%	189%	$295,992
	Total 2017				$727,910

Mr. Slootman(2)	First Quarter	$156,250	101%	102%	$158,857
	Second Quarter	—	—	—	—
	Third Quarter	—	—	—	—
	Fourth Quarter	—	—	—	—
	Total 2017				$158,857

Mr. Scarpelli	First Quarter	$87,500	101%	102%	$88,960
	Second Quarter	$87,500	106%	128%	$113,055
	Third Quarter	$87,500	102%	111%	$97,125
	Fourth Quarter	$87,500	118%	189%	$165,755
	Total 2017				$464,895

Mr. Desai	First Quarter	$75,000	101%	102%	$76,252
	Second Quarter	$75,000	106%	128%	$96,904
	Third Quarter	$75,000	102%	111%	$83,250
	Fourth Quarter	$75,000	118%	189%	$142,076
	Total 2017				$398,482

Mr. Schneider	First Quarter	$87,500	101%	102%	$88,960
	Second Quarter	$87,500	106%	128%	$113,055
	Third Quarter	$87,500	102%	111%	$97,125
	Fourth Quarter	$87,500	118%	189%	$165,755
	Total 2017				$464,895
___________________

(1)	Mr. Donahoe’s first quarter bonus is pro-rated for his partial service during the quarter.

(2)
Effective April 3, 2017, Mr. Slootman resigned from his position as our President and Chief Executive Officer. Mr. Slootman received a bonus for his service as an executive officer for the first quarter of 2017.

Other than the quarterly cash bonuses described above, we did not pay our Named Executive Officers any other cash bonuses in 2017.

Long-Term Incentive Compensation

Currently, we use RSU awards with both time-based and performance-based vesting requirements to retain, motivate and reward our executive officers, including the Named Executive Officers, for long-term increases in the value of our common stock and, thereby, to align their interests with those of our stockholders. As noted above, we refer to performance-based RSU awards as “PRSU” awards. For a complete discussion of other equity awards granted to Mr. Donahoe, see the Section entitled “Compensation Arrangements with Mr. Donahoe.”

We began to grant PRSU awards to our executive officers, including the Named Executive Officers, in 2014. These awards provide that our executive officers may earn shares of our common stock based on our achievement of pre-established target levels for one or more financial or operational performance measures as well as continued service. We also grant, under certain circumstances, RSU awards with solely time-based vesting requirements to certain of our executive officers. Because RSU awards have value to the recipient even in the absence of stock price appreciation, we are able to incentivize and retain our executive officers using fewer shares of our common stock than would be necessary if we used stock options to provide equity to our executive officers. In addition, because the value of these RSUs increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our executive officers that are aligned with the interests of our stockholders.

Typically, the size and form of the equity awards for our executive officers are determined in the discretion of the Compensation Committee at a level that it believes is competitive with current market conditions (as reflected by our compensation peer group) and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, his or her past performance and expected future contributions, and his or her current equity holdings as well as the potential equity awards of our other executive officers.

In 2017, after reviewing the equity awards granted to the executives holding comparable positions at the companies in the 2017 Peer Group, as well as its assessment of our 2016 performance and the other factors described above, the Compensation Committee approved the grant of PRSU awards to the then-employed Named Executive Officers as follows:

Named Executive Officer	Performance-Based Restricted Stock Unit Award (target number of shares)*	Performance-Based Restricted Stock Unit Award (grant date fair value)**
Mr. Donahoe(1)	100,313	$8,652,999
Mr. Slootman(2)	129,536	$12,013,169
Mr. Scarpelli	64,768	$6,006,584
Mr. Desai(3)	40,889	$5,281,101
Mr. Schneider	64,768	$6,006,584
___________________

* Unless otherwise indicated, all awards were effective as of February 17, 2017.

** The amounts reported represent the grant date fair value of the PRSUs, as computed in accordance with FASB ASC Topic 718, which excludes the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflects the accounting cost for the equity awards, and does not correspond to the actual economic value that may be received by the Named Executive Officers from the equity awards. The amounts reported assume the probable outcome of the applicable performance conditions at the grant date (i.e. based on 100% of target level performance for the PRSUs granted in February and March 2017, and based on 102% of target level performance for the PRSUs granted in November 2017).

(1)
Mr. Donahoe’s PRSU award was granted in connection with his employment agreement, as discussed in the section entitled “Compensation Arrangements with Mr. Donahoe” above, with an effective date of March 6, 2017.

(2)
Effective April 3, 2017, Mr. Slootman resigned from his position as our President and Chief Executive Officer and forfeited 97,152 target shares subject to his PRSU award. After adjusting for the forfeiture described in the preceding sentence, the grant date fair value of Mr. Slootman’s PRSU award was $3,003,292. See below for a discussion of the time-based RSU award granted to Mr. Slootman.

(3)
Effective February 17, 2017, Mr. Desai was granted an initial PRSU award with a target number of shares of 8,864. Effective November 17, 2017, the Compensation Committee granted Mr. Desai an additional PRSU award with a target number of shares of 32,025 to bring Mr. Desai’s aggregate 2017 PRSU awards in line with comparable executives in our peer group. See below for a discussion of the time-based option and RSU award granted to Mr. Desai.

The number of shares of our common stock subject to the 2017 PRSU awards that were eligible for time-based vesting (“Eligible Shares”) was based on our performance against our target net new ACV as set forth in our annual operating plan for 2017. As in the case of our annual cash bonus plan, the Compensation Committee selected target net new ACV as the appropriate corporate performance measure for the PRSU awards because, in its view, this metric was the best indicator of our successful execution of our growth strategy. For 2017, the target net new ACV, as set forth in our annual operating plan, was $540 million.

For purposes of the 2017 PRSU awards, our executive officers were eligible to earn the shares of our common stock subject to these awards to the extent that we achieved at least 80% of the target net new ACV for 2017 as determined as of the end of the fiscal year, as follows:

•	If we achieved less than 80% of the target net new ACV for the year, the number of Eligible Shares would be zero;

•
If we achieved at least 80% and not greater than 100% of the target net new ACV for the year, the number of Eligible Shares would be between 50% and 100% of the target number of shares, determined on a straight-line basis proportional to the extent to which the target net new ACV had been met;

•
If we achieved greater than 100% and not greater than 120% of the target net new ACV for the year, the number of Eligible Shares would be between 100% and 180% of the target number of shares, determined on a straight-line basis proportional to the extent to which the target net new ACV had been met; and

•	If we achieved greater than 120% of the target net new ACV for the year, the number of Eligible Shares would be 180% of the target number of shares.

In January 2018, the Compensation Committee determined that achievement of the 2017 PRSU awards was 108%, with a payout multiplier of 133%. Accordingly, the number of Eligible Shares pursuant to the PRSU awards for 2017 performance for each of the Named Executive Officers was as follows:

Named Executive Officer	Performance-Based Restricted Stock Unit Award (target number of shares)	Performance-Based Restricted Stock Unit Award (actual number of Eligible Shares)
Mr. Donahoe	100,313	133,858
Mr. Slootman*	32,384	43,214
Mr. Scarpelli	64,768	86,427
Mr. Desai	40,889	54,563
Mr. Schneider	64,768	86,427
___________________

* As a result of his resignation from the position of President and Chief Executive Officer effective April 3, 2017, Mr. Slootman forfeited 97,152 target shares subject to his PRSU award. Such forfeited shares are not reflected in the table.

The Eligible Shares pursuant to the 2017 PRSU awards are subject to a time-based vesting requirement, with such shares vesting in four equal quarterly installments on August 17, 2018, November 17, 2018, February 17, 2019, and May 17, 2019, subject to the individual’s continued service with us as an employee, director or consultant on each such vesting date.

Mr. Desai’s New Hire Equity Awards

In January 2017, in connection with his appointment as our Chief Product Officer and pursuant to the terms of his employment agreement dated December 7, 2016, the Compensation Committee granted Mr. Desai an option to purchase 150,000 shares of our common stock and an RSU award that may be settled for 150,000 shares of our common stock. The Compensation Committee determined the amount of each of these awards after taking into consideration Mr. Desai’s anticipated role and responsibilities, the relative importance of his position to us and after reviewing the equity holdings of the executives holding comparable positions at the companies in our compensation peer group.

These equity awards are subject to time-based vesting requirements. The stock option vested as to 25% of the shares on December 12, 2017, the first anniversary of his start date, and will continue to vest monthly thereafter over the next three years, subject to Mr. Desai’s continued service with us on each such vesting date. The RSU award vested as to 25% of the shares on February 17, 2018, and will continue to vest quarterly thereafter over the next three years, subject to Mr. Desai’s continued service with us on each such vesting date.

Mr. Slootman’s Time-Based Equity Award

In February 2017, the independent members of our Board of Directors granted Mr. Slootman an RSU award that may be settled for 64,768 shares of our common stock, subject to time-based vesting requirements. The independent members of our Board of Directors determined the amount of this award upon recommendation of the Compensation Committee, after taking into consideration Mr. Slootman’s leadership and contributions to the Company, and the importance of retaining his services over the near term. The RSU award vests quarterly as to one sixth of the shares over the fifteen months following the date of grant, subject to Mr. Slootman’s continued service with us on each such vesting date.

Retirement Plans and Other Employee Benefits

We have established a tax-qualified retirement plan under Section 401(k) of the Code for all of our U.S. employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we do not match any contributions made to the plan by our employees, including our executive officers. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.

Perquisites and Other Personal Benefits

To promote the health of our executive officers, we reimburse our executive officers for the actual cost of annual physical health examination expenses. Amounts reimbursed as a result of the use of this benefit in 2017, including related tax gross-up payments, are set forth in “2017 Summary Compensation Table.” Typically, we do not provide any other perquisites or other personal benefits to our executive officers.

In the future, we may provide additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We have entered into employment agreements with our Named Executive Officers. Each of these arrangements provides for “at will” employment and sets forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial grant of an option to purchase shares of our common stock or other equity awards, opportunities for post-employment compensation and vesting acceleration terms. These agreements also set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing for certain payments and benefits under specified circumstances, including following a change in control of the Company. These offers of employment were each subject to execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States.

Each of these agreements was approved on our behalf by the Compensation Committee or our Board of Directors at the recommendation of the Compensation Committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling our executive positions, the Compensation Committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

In addition to the employment agreement with Mr. Donahoe described above under “Compensation Arrangements with Mr. Donahoe,” during 2017, we amended the employment agreements with Messrs. Scarpelli and Schneider to extend the term of the agreements for an additional three years, and amended and restated the employment agreement with Mr. Desai to reflect the current terms and conditions of Mr. Desai’s employment as our Chief Product Officer and provide for certain additional benefits as described in the section entitled “Employment Arrangements — Potential Payments Upon Termination or Change in Control.”

For a summary of the material terms and conditions of our employment agreements with the Named Executive Officers, see “Employment Arrangements” below.

Post-Employment Compensation Arrangements

The employment agreements of Messrs. Donahoe, Scarpelli, Desai and Schneider provide for certain protections in the event of their termination of employment under specified circumstances, including following a change in control of the Company. We believe that these protections were necessary to induce these individuals to forego other opportunities or leave their then-current employment for the uncertainty of a demanding position in a new and unfamiliar organization. We also believe that these arrangements continue to serve our executive retention objectives by helping these Named Executive Officers maintain continued focus and dedication to their responsibility to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of the Company. The Compensation Committee determined the terms of these arrangements following an analysis of relevant market data for other companies with which we compete for executive talent.

For a summary of the material terms and conditions of the post-employment arrangements, as well as an estimate of the value of payments and benefits that the Named Executive Officers (other than Mr. Slootman) would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2017, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines that are applicable to each of the non-employee members of our Board of Directors and the Named Executive Officers. Members of our Board of Directors are required to own shares of our common stock with a value equal to three times their annual cash retainer fee. The Named Executive Officers are required to own shares of our common stock with a value equal to a specific multiple of their base salary as indicated in the following table.

Executive Level	Market Value of Shares Owned as a Multiple of Base Salary
Chief Executive Officer	Three Times (3x)
Other Executive Officers	One Times (1x)

The non-employee members of our Board of Directors and the Named Executive Officers are required to meet these guidelines within five years of becoming subject to them. Vested but unexercised stock options count towards satisfaction of the stock ownership guidelines.

Compensation Recovery Policy

The Compensation Committee has adopted a policy requiring the repayment of any performance-based cash or equity compensation paid to our executive officers where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement and where the restatement was the result of fraud or intentional misconduct. This policy applies to current and former executive officers subject to the reporting requirements of Section 16 of the Exchange Act who were involved in the fraud or misconduct, and the amount that is required to be repaid is the amount erroneously paid or earned in excess of what would have been paid or earned under the accounting restatement. In addition to the foregoing, our CEO and CFO are subject to the compensation recovery provisions of Section 304 of the Sarbanes-Oxley Act.

Hedging and Pledging Policy

Our insider trading policy prohibits our executive officers, the non-employee members of our Board of Directors and our employees from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our securities as collateral for any purpose. Our insider trading policy also prohibits such individuals from engaging in any hedging transaction with respect to our securities.

Equity Award Grant Policy

Although we do not have any program, plan or obligation that requires us to grant equity compensation on specified dates, we have adopted an administrative policy for the grant of equity awards, which was last revised and approved by the Compensation Committee in January 2018. Pursuant to this policy, the Compensation Committee approves the annual employee and new hire equity guidelines that govern equity awards to employees, which are then granted by the plan grant administrator, who has been delegated authority by the Compensation Committee to grant equity awards (excluding grants to directors and the plan grant administrator’s direct reports, which require the approval of our Board of Directors or the Compensation Committee).The plan grant administrator is currently our CEO. Any equity awards granted by the plan grant administrator that are outside of the equity guidelines or which are made to any vice president must be reported either to our Board of Directors or to the Compensation Committee in advance or subsequent to the grant.

Equity awards for newly-hired employees, including our executive officers, members of our Board of Directors and consultants are typically approved by the appropriate administrative body (that is, either our Board of Directors, the Compensation Committee or the plan grant administrator, as applicable) and granted in the calendar month following the calendar month in which the individual commences employment or service with us. Equity awards for continuing employees, including our executive officers, members of our Board of Directors and consultants (whether “refresh,” promotion or discretionary awards) are typically approved at any time by the appropriate administrative body and will typically be granted with an effective date in the calendar month following the calendar month in which the award was approved.

Each option to purchase shares of our common stock granted to our employees is granted with an exercise price that is equal to the fair market value of our common stock on the date of grant. Historically, options to purchase shares of our common stock vest over four years and have a ten-year term. Our time-based RSUs typically vest over four years. Our PRSUs granted in 2014, 2015, 2016 and 2017 have a one-year performance period, subject to achievement of the specified net new ACV target, followed by an 18 to 24-month time-based vesting period.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to their chief executive officer and up to three other executive officers whose compensation is required to be disclosed to their stockholders under the Securities Exchange Act of 1934 because they are the corporation’s most highly-compensated executive officers. The 2017 Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017 repealed an exemption from the $1 million disallowance for certain performance-based compensation. Due to the repeal of the performance-based compensation exemption, remuneration in excess of $1 million is exempt from this deduction limit if it qualifies as “performance-based compensation” within the meaning of Section 162(m) only with respect to remuneration paid or payable pursuant to a binding written agreement in effect on or before November 2, 2017 for taxable years beginning on or before January 1, 2017. Thus, options to purchase shares of our common stock, stock appreciation rights that may be exercised for shares of our common stock, and other performance-based equity awards (such as our PRSU awards) granted in a taxable year prior to the beginning of our first taxable year beginning on January 1, 2018 and outstanding on November 2, 2017 pursuant to a binding written agreement may be exempt from the deduction limit if the conditions of Section 162(m) prior to the Tax Act are satisfied.

In approving the amount and form of compensation for the Named Executive Officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee believes, however, that our stockholder interests are best served by retaining its discretion and flexibility in awarding compensation, even though some compensation awards may result in non-deductible compensation expense. Therefore, the Compensation Committee has approved base salaries and other cash and equity compensation awards for our executive officers that may not be fully deductible in 2017 or in future taxable years.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of our Board of Directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 of the Code during 2017, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers, other employees and members of our Board of Directors. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and record in our consolidated statement of operations all share-based payments to our executive officers, other employees and members of our Board of Directors, including grants of stock options, and RSU awards and PRSU awards, based on their grant date fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the grant date fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, the expected life of the options and dividend yield. As required under U.S. generally accepted accounting principles (“GAAP”), we review our valuation assumptions at each grant date, and, as a result, the valuation assumptions we use to value stock options granted in future periods may vary from the valuation assumptions we have used previously.

ASC Topic 718 also requires us to recognize the compensation cost of these share-based payments in our consolidated statement of operations over the requisite service period, which is the period that an employee or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule). We recognize compensation cost related to stock options and RSU awards on a straight-line basis over the requisite service period. For PRSUs, the compensation cost is recognized on a graded vesting basis over the vesting period, after assessing the probability of achieving requisite performance criteria and applying judgment in determining the periods when, and if, the related performance targets become probable of being met. This has the impact of greater compensation cost during the initial years of the vesting period as compensation cost is recognized over the requisite service period for each separately vesting tranche of the award as though the award were, in substance, multiple awards. This calculation is performed for accounting purposes and reported in the compensation tables below as of the grant date, even though our executive officers and members of our Board of Directors may never realize any value from their awards or may actually realize a value substantially different from the estimated and herein reported value.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The information contained in the following report of the Leadership Development and Compensation Committee is not considered to be “soliciting material” and shall not be deemed“filed” or incorporated by reference in any past or future filing by ServiceNow under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that ServiceNow specifically incorporates it by reference.

The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Leadership Development and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by the Leadership Development and Compensation Committee:

Jeffrey A. Miller (Chair)
Susan L. Bostrom
Jonathan C. Chadwick

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise or settlement of stock options, RSU and PRSU awards and rights under all of our existing equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (Column A) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Column B) ($) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C) (3)
Equity compensation plans approved by security holders	14,773,073	38.43	35,395,792
Equity compensation plans not approved by security holders	—	—	—
Total	14,773,073	38.43	35,395,792
___________________

(1)
This number includes 1,479,223 shares of common stock subject to stock options outstanding and no shares of common stock subject to RSU awards outstanding under our 2005 Stock Plan, and 1,890,509 shares of common stock subject to stock options outstanding and 11,403,341 shares of common stock subject to RSU and PRSU awards outstanding under our 2012 Equity Incentive Plan. The number of shares subject to PRSU awards outstanding in the table above reflects shares eligible to vest based on actual achievement for PRSU awards for which the performance achievement had been determined as of December 31, 2017, and shares that would be eligible to vest at 100% of target for PRSU awards for which the performance achievement had not yet been determined as of December 31, 2017. This number excludes purchase rights accruing under our 2012 Employee Stock Purchase Plan.

(2)	The weighted-average exercise price relates solely to shares subject to outstanding stock options because shares subject to RSU and PRSU awards have no exercise price.

(3)
Represents 25,813,848 shares remaining available for future issuance under our 2012 Equity Incentive Plan and 9,581,944 shares remaining available for future issuance under our 2012 Employee Stock Purchase Plan. In addition, the number of shares reserved for issuance under our 2012 Equity Incentive Plan will increase automatically on January 1 of each year until January 1, 2022, by up to 5% of the total number of shares of the common stock outstanding on December 31 of the preceding year as determined by our Board of Directors. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on January 1 of each year, from January 1, 2013 through January 1, 2022, by up to 1% of the total number of shares of the common stock outstanding on December 31 of the preceding year. No shares are available for future issuance under our 2005 Stock Plan.

EXECUTIVE COMPENSATION TABLES

2017 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the Named Executive Officers for services rendered in all capacities for 2017, 2016, and 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
John Donahoe, President and Chief Executive Officer(4)	2017	525,641	24,150,866	16,102,635	727,910	8,593	41,515,645
	2016	—	—	—	—	—	—
	2015	—	—	—	—	—	—

Frank Slootman, Former President and Chief Executive Officer(5)	2017	158,654	18,019,753	—	158,857	12,932	18,350,196
	2016	450,000	8,012,800	—	551,564	2,153	9,016,517
	2015	450,000	11,660,800	—	180,330	11,803	12,302,933

Michael P. Scarpelli, Chief Financial Officer	2017	450,000	6,006,584	—	464,895	6,520	6,927,999
	2016	350,000	16,129,600	—	306,424	—	16,786,024
	2015	322,642	5,830,400	—	99,125	—	6,252,167

Chirantan “CJ” Desai, Chief Product Officer	2017	450,000	17,492,601	4,567,243	398,482	—	22,908,326
	2016	25,673	—	—	24,457	—	50,130
	2015	—	—	—	—	—	—

David L. Schneider, Chief Revenue Officer	2017	450,000	6,006,584	—	464,895	4,297	6,925,776
	2016	300,000	16,129,600	—	367,709	2,153	16,799,462
	2015	295,000	5,830,400	—	118,217	1,515	6,245,132

___________________

(1)
The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the RSUs, PRSUs and stock options to purchase shares of our common stock, respectively, granted to the Named Executive Officers, as computed in accordance with FASB ASC Topic 718. The fair value of our common stock on the date of grant is used to calculate the fair value of RSUs and PRSUs as disclosed in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the equity awards. The amounts reported for the PRSUs assume the probable outcome of the applicable performance conditions at the grant date (i.e. based on 100% of target level performance for the PRSUs granted in February and March 2017, and based on 102% of target level performance for the PRSUs granted in November 2017). If the PRSUs were instead valued based on the maximum outcome of the applicable performance condition (i.e. based on 120% of target level performance), the total amount for the PRSU awards reported in this column for 2017 would increase as follows: Mr. Donahoe, from $8,652,999 to $15,575,364; Mr. Scarpelli, from $6,006,584 to $10,811,815; Mr. Desai, from $5,281,101 to $8,831,710; Mr. Schneider, from $6,006,584 to $10,811,815; and Mr. Slootman, from $12,013,169 to $21,623,629.

(2)
The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual sum of the quarterly cash bonuses paid to the Named Executive Officers under our bonus plan as described under the heading “Compensation Discussion and Analysis — Cash Bonuses.”

(3)
Amounts reported for 2015 include (i) personal benefits, including a payment and tax gross-up received by Mr. Slootman of $8,773 for the executive annual physical health benefit, and (ii) a tax gross-up received by each of Messrs. Schneider and Slootman in connection with such executive officer’s attendance at a Company-sponsored trip in the amount of $1,515 and $3,030, respectively. Amounts reported for 2016 include a tax gross-up received by each of Messrs. Schneider and Slootman in connection with such executive officer’s attendance at a Company-sponsored trip in the amount of $2,153 each. Amounts reported for 2017 include (i) personal benefits, including a payment received by Mr. Slootman of $6,412 for the executive annual physical health benefit, and (ii) a tax gross-up received by each of Messrs. Donahoe, Scarpelli, Schneider and Slootman in connection with such executive officer’s attendance at a Company-sponsored trip in the amount of $8,593, $6,520, $4,297 and $6,520, respectively.

(4)	Mr. Donahoe was appointed as our CEO on April 3, 2017. The amounts reported for Mr. Donahoe have been pro-rated to reflect his period of employment during 2017.

(5)
Mr. Slootman resigned from the position of President and Chief Executive Officer effective April 3, 2017. Except for the amounts reported in the Stock Awards column, which reflect the grant date fair value of his equity awards, the amounts reported for Mr. Slootman have been pro-rated to reflect his period of employment during 2017. As a result of his resignation from the position of President and Chief Executive Officer effective April 3, 2017, Mr. Slootman forfeited 97,152 target shares subject to his PRSU award. After adjusting for the forfeiture described in the preceding sentence, the aggregate grant date fair value of Mr. Slootman’s equity awards was $9,009,876, of which $3,003,292 was attributable to his PRSU award, based on the probable outcome of the applicable performance conditions at the grant date (i.e. based on 100% of target level performance). After adjusting for such forfeiture, if Mr. Slootman’s PRSU award was instead valued based on the maximum outcome of the applicable performance condition (i.e. based on 120% of target level performance), the total amount reported in the Stock Awards column for 2017 would be $5,405,907.

2017 Grant of Plan Based Awards

The following table presents, for each of the Named Executive Officers, information concerning each grant of a cash or equity award made during 2017. This information supplements the information about these awards set forth in the “2017 Summary Compensation Table.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Named Executive Officer	Grant Date	Approval Date	Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Mr. Donahoe	3/6/2017	2/21/2017	—	—	—	50,156	100,313	180,563	—	—	—	8,652,999
	3/6/2017	2/21/2017	—	—	—	—	—	—	167,187	—	—	14,421,551
	5/10/2017	2/21/2017	—	—	—	—	—	—	11,157	—	—	1,076,316
	3/6/2017	2/21/2017	—	—	—	—	—	—	—	396,720	86.26	16,102,635
	—	1/24/2017	312,500	625,000	1,250,000	—	—	—	—	—	—	—

Mr. Slootman(5)	2/17/2017	1/24/2017	—	—	—	64,768	129,536	233,164	—	—	—	12,013,169
	2/17/2017	1/24/2017	—	—	—	—	—	—	64,768	—	—	6,006,584
	—	1/24/2017	312,500	625,000	1,250,000	—	—	—	—	—	—	—

Mr. Scarpelli	2/17/17	1/24/2017	—	—	—	32,384	64,768	116,582	—	—	—	6,006,584
	—	1/24/2017	175,000	350,000	700,000	—	—	—	—	—	—	—

Mr. Desai	2/17/2017	1/24/2017	—	—	—	4,432	8,864	15,955	—	—	—	822,047
	11/17/2017	10/23/2017	—	—	—	16,012	32,025	57,645	—	—	—	4,459,053
	1/17/2017	12/6/2016	—	—	—	—	—	—	150,000	—	—	12,211,500
	1/17/2017	12/6/2016	—	—	—	—	—	—	—	150,000	81.41	4,567,243
	—	1/24/2017	150,000	300,000	600,000	—	—	—	—	—	—	—

Mr. Schneider	2/17/2017	1/24/2017	—	—	—	32,384	64,768	116,582	—	—	—	6,006,584
	—	1/24/2017	175,000	350,000	700,000	—	—	—	—	—	—	—

______________________

(1)
Represents the amounts that the Named Executive Officers were eligible to receive under our 2017 bonus plan upon the achievement of certain performance targets established by the Compensation Committee. For more information, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Bonuses.” The actual amounts earned by and paid to the Named Executive Officers for 2017 are set forth in the “2017 Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

(2)
Represents the number of shares of common stock subject to PRSUs granted to the Named Executive Officers during 2017. The columns show the number of shares of common stock that would have been eligible to vest at threshold, target and maximum levels of performance. At the threshold level of performance, 50% of the total shares of common stock subject to the PRSU awards would have been eligible to vest; at the target level of performance, 100% of the shares of common stock subject to the PRSU awards would have been eligible to vest; and at the maximum level of performance, 180% of the shares of common stock subject to the PRSU awards would have been eligible to vest. As further described in the section titled “Compensation Discussion and Analysis,” in January 2018, the Compensation Committee determined the actual number of shares eligible to vest pursuant to the PRSU awards based on our 2017 performance. Such eligible shares remain subject to time-based vesting through May 2019.

(3)
Represents the number of shares of common stock subject to RSUs. For additional information, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Compensation.”

(4)
The amounts reported in this column represent the grant date fair value of the RSUs and target PRSUs granted to the Named Executive Officers, as computed in accordance with FASB ASC Topic 718. The fair value of our common stock on the date of grant is used to calculate the fair value of RSUs and PRSUs as disclosed in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards.

(5)
As a result of his resignation from his position as our President and Chief Executive Officer effective April 3, 2017, Mr. Slootman forfeited 97,152 of the 129,536 target shares subject to his PRSU award. If the grant date fair value for Mr. Slootman’s PRSU award were adjusted for the actual forfeiture described in the preceding sentence, the grant date fair value of Mr. Slootman’s PRSU award would decrease from $12,013,169 to $3,003,292.

2017 Outstanding Equity Awards at Fiscal Year End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and other equity awards held as of December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mr. Donahoe	—		396,720	(2)	86.26	3/6/2027
							167,187	(3)	21,799,513
							6,974	(4)	909,340
										100,313	(5)	13,079,812

Mr. Scarpelli							62,904	(6)	8,202,053
							100,000	(7)	13,039,000
										64,768	(8)	8,445,100

Mr. Desai	37,500	(9)	112,500	(9)	81.41	1/17/2027
							150,000	(10)	19,558,500
										8,864	(8)	1,155,777
										32,025	(11)	4,175,740

Mr. Schneider	15,500	(12)	—		29.42	2/7/2023
							62,904	(6)	8,202,053
							100,000	(7)	13,039,000
										64,768	(8)	8,445,100

Mr. Slootman	431,996	(12)	—		2.60	5/6/2021
	150,000	(12)	—		29.42	2/7/2023
							125,808	(6)	16,404,105
							21,590	(13)	2,815,120
										32,384	(8)	4,222,550
_____________________

(1)	The market value of shares is based on the closing price of our common stock on December 29, 2017 of $130.39.

(2)
This stock option award was granted on March 6, 2017 and vested as to 20% of the shares on February 17, 2018. The remaining shares subject to the award will vest in equal monthly installments over the subsequent 48 months, subject to continued service as our CEO on the applicable time-based vesting dates and the satisfaction of the performance conditions described in the section below entitled “Employment Arrangements with Named Executive Officers.”

(3)
This RSU award was granted on March 6, 2017 and vested as to 20% of the shares subject to the RSU award on February 17, 2018. The remaining shares subject to the award will vest in equal quarterly installments over the subsequent 16 quarters, subject to continued employment as our CEO on the applicable time-based vesting dates.

(4)	This RSU award was granted on May 10, 2017 and vests in equal quarterly installments over eight quarters, subject to continued employment as our CEO on the applicable time-based vesting dates.

(5)
This PRSU award was granted on March 6, 2017 and represents the target number of shares subject to PRSUs outstanding as of December 31, 2017. In January 2018, the Compensation Committee determined the actual number shares eligible to vest based on our 2017 performance, as further described in this proxy statement under “Compensation Discussion and Analysis.” The eligible shares underlying this award vest over one year in four equal quarterly installments beginning on August 17, 2018, subject to continued service as our CEO on each such date.

(6)
This PRSU award was granted on February 12, 2016 and represents the shares eligible to vest following the Compensation Committee’s final determination in January 2017 of performance against the applicable net new ACV target for 2016. The eligible shares underlying this award vest over one year in four equal quarterly installments beginning on August 12, 2017, subject to continued service with us on each such date.

(7)
This RSU award was granted on August 12, 2016 and vests quarterly over 3.75 years, with the first 6.25% of the shares vesting on the date of grant, subject to continued service with us on each such date.

(8)
This PRSU award was granted on February 17, 2017 and represents the target number of shares subject to PRSUs outstanding and, in the case of Mr. Slootman’s award, adjusted for actual forfeitures as of December 31, 2017. In January 2018, the Compensation Committee determined the actual number shares eligible to vest based on our 2017 performance, as further described in this proxy statement under “Compensation Discussion and Analysis.” The eligible shares underlying this award vest over one year in four equal quarterly installments beginning on August 17, 2018, subject to continued service with us on each such date.

(9)
This stock option was granted on January 17, 2017 and vested as to 25% of the shares on December 12, 2017. The remaining shares subject to the award will continue to vest monthly thereafter over the next three years, subject to continued service with us on each such vesting date.

(10)
This RSU award was granted on January 17, 2017 and vested as to 25% of the shares on February 17, 2018, with the remaining shares subject to the award to vest quarterly thereafter over the next three years, subject to continued service with us on each such vesting date.

(11)
This PRSU award was granted on November 17, 2017 and represents the target number of shares subject to PRSUs outstanding as of December 31, 2017. In January 2018, the Compensation Committee determined the actual number of shares eligible to vest based on our 2017 performance, as further described in this proxy statement under “Compensation Discussion and Analysis.” The eligible shares underlying this award vest over one year in four equal quarterly installments beginning on August 17, 2018, subject to continued service with us on each such date.

(12)	This stock option is fully vested.

(13)	This RSU award was granted on February 17, 2017 and vests quarterly over 15 months, subject to continued service with us on each such date.

2017 Option Exercises and Stock Vested Table

The following table presents, for each of the Named Executive Officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSU and PRSU awards and the related value realized during 2017.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mr. Donahoe	—	—	4,183	464,239
Mr. Scarpelli	75,000	5,869,411	137,830	14,738,031
Mr. Desai	—	—	—	—
Mr. Schneider	10,000	892,000	150,330	15,917,593
Mr. Slootman	1,500,000	151,772,430	238,838	25,643,365
___________________

(1)
The value realized on exercise is calculated as the difference between the closing price of the shares of our common stock underlying the options when exercised and the applicable exercise price of those options.

(2)	The value realized on vesting is calculated as the number of shares of common stock issued upon vesting of RSUs and PRSUs multiplied by the closing price of our common stock on the vesting date.

Pension Benefits

 We did not sponsor any defined benefit pension or other actuarial plan for our executive officers during 2017.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers during 2017.

Employment Arrangements

Employment Arrangements with Named Executive Officers

We have entered into employment agreements with each of the Named Executive Officers below in connection with his commencement of employment with us. Each of these arrangements was negotiated on our behalf by the Compensation Committee or our Chief Executive Officer.

Typically, these arrangements provide for “at will” employment and set forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial stock option grant, and the circumstances, if applicable, under which post-employment compensation or vesting acceleration terms might apply. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.

Mr. Donahoe

On April 3, 2017, Mr. Donahoe was appointed as our President and Chief Executive Officer. In hiring Mr. Donahoe, our Board of Directors approved an employment agreement with an initial term of five years (the “Initial Term”), setting forth the principal terms and conditions of his employment, including an initial annual base salary of $625,000 (subject to review by the Compensation Committee at least annually), a target annual cash bonus opportunity of 100% of his base salary (based on his performance relative to one or more performance objectives established each year by the Compensation Committee), and the following equity awards:

•
an RSU award representing 167,187 shares of common stock, which vested as to 20% of the shares subject to the RSU award in February 2018, with the remaining shares subject to the RSU award to vest in equal quarterly installments over the subsequent 16 quarters, subject to Mr. Donahoe’s continued employment as our CEO on the applicable time-based vesting dates (the “New Hire RSU”);

•
contingent upon Mr. Donahoe’s purchase of $1,000,000 worth of shares of our common stock on the public market by May 12, 2017 (the “Stock Purchase”), an RSU award representing 11,157 shares of common stock that will vest in equal quarterly installments over eight quarters, subject to Mr. Donahoe’s continued employment as our CEO on the applicable time-based vesting dates and his continued retention of the shares purchased in the Stock Purchase (the “Additional RSU”);

•
a stock option to purchase 396,720 shares of our common stock, which will vest over five years upon satisfaction of both time-based and performance-based vesting requirements, as summarized below and more fully described in his employment agreement, subject to Mr. Donahoe’s continued employment as our CEO on the applicable time-based vesting dates (the “New Hire Option”); and

•
a PRSU to acquire 100,313 shares of our common stock, which had a one-year performance period that ended on December 31, 2017 (subject to the same performance metrics as the PRSUs granted to our other executive officers) and is subject to time-based vesting in equal installments over four quarters commencing in August 2018, subject to Mr. Donahoe’s continued employment as our CEO on the applicable time-based vesting dates (the “Initial PRSU”).

Mr. Donahoe’s New Hire Option will vest over five years, with 20% of the shares subject to the New Hire Option vesting in February 2018 and the remaining shares subject to the New Hire Option vesting in equal monthly installments over the subsequent 48 months, provided that (i) on each vesting date on or prior to August 27, 2019, no shares will vest unless the average of the daily closing prices of our common stock on the NYSE for the 20-business day period prior to the applicable vesting date (the “Average Stock Price”) is at least 25% higher than $86.26, the exercise price of the New Hire Option, and (ii) on each vesting date from August 27, 2019 until February 27, 2022, no shares will vest unless the Average Stock Price is at least 50% higher than $86.26 (the conditions in clauses (i) and (ii), the “Performance Conditions”). To the extent any shares subject to the New Hire Option do not vest on any vesting date as a result of the Performance Conditions not being satisfied, such shares will roll forward and all accrued shares will vest on the next vesting date on which the applicable Performance Condition is satisfied. In the event that, as of the final vesting date, the applicable Performance Condition is not satisfied with respect to any shares subject to the New Hire Option and such shares have been rolled forward, such accrued roll forward shares shall vest on the date the applicable Performance Condition is satisfied during the remaining term of the New Hire Option, provided that Mr. Donahoe remains employed as our CEO through such date, subject to the acceleration provisions described in his employment agreement.

Mr. Scarpelli

On August 15, 2011, Mr. Scarpelli joined us as our Chief Financial Officer. In hiring Mr. Scarpelli, our Board of Directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $275,000 (subject to review by our Chief Executive Officer and the Compensation Committee at least annually), a target annual cash bonus opportunity of $175,000 (based on his performance relative to one or more performance objectives established each year by our Chief Executive Officer and the Compensation Committee), a time-based stock option award to purchase 1,379,044 shares of our common stock, and a fully-vested stock option award to purchase 275,808 shares of our common stock. Mr. Scarpelli’s employment agreement was amended in 2014 and in 2017 to extend the term for an additional three years.

 Mr. Desai

On December 12, 2016, Mr. Desai joined us as our Chief Product Officer. In hiring Mr. Desai, our Board of Directors approved an offer letter setting forth the principal terms and conditions of his employment, including an initial annual base salary of $450,000, a target bonus opportunity of $300,000 (based on performance measures set and being satisfied as determined by the Compensation Committee), a time-based stock option award to purchase 150,000 shares of our common stock and an RSU award representing 150,000 shares of our common stock. On October 31, 2017, we entered into a confirmatory employment agreement with Mr, Desai that confirms the current terms and conditions of Mr. Desai’s employment with us and provides for certain additional benefits upon termination or change in control.

Mr. Schneider

On June 6, 2011, Mr. Schneider joined us as our Senior Vice President of World Wide Sales. In hiring Mr. Schneider, our Board of Directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $250,000 (subject to review by our Chief Executive Officer and the Compensation Committee at least annually), a target annual cash bonus opportunity of $250,000 (based on his performance relative to one or more performance objectives established each year by our Chief Executive Officer and the Compensation Committee), a time-based stock option award to purchase 1,379,044 shares of our common stock, and a performance-based stock option award to purchase 275,808 shares of our common stock. Mr. Schneider’s employment agreement was amended in 2014 and in 2017 to extend the term for an additional three years.

Mr. Slootman

On May 2, 2011, Mr. Slootman joined us as our Chief Executive Officer. In hiring Mr. Slootman, our Board of Directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $300,000 (subject to review by the Compensation Committee at least annually), a target annual cash bonus opportunity of $300,000 (based on his performance relative to one or more performance objectives established each year by the Compensation Committee), and a time-based stock option award to purchase 6,550,456 shares of our common stock. Mr. Slootman’s employment agreement was amended in 2014 to extend the term for an additional three years. Mr. Slootman resigned from his position as our Chief Executive Officer effective April 3, 2017. Mr. Slootman will continue to vest in his existing equity awards pursuant to the terms of such awards while he continues to serve as a director or consultant of the Company.

In the case of each of the Named Executive Officers above, such officer’s employment agreement and/or equity award agreements also contains provisions that provide for certain payments and benefits upon (i) a change of control of the Company, (ii) an involuntary termination, or (iii) an involuntary termination in connection with a change of control of the Company. For a summary of the material terms and conditions of these provisions, as well as an estimate of the potential payments and benefits payable to these Named Executive Officers under their employment arrangements and/or equity award agreements, see “Executive Compensation Tables — Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

The Named Executive Officers below are eligible to receive certain payments and/or benefits, including acceleration of vesting of outstanding equity awards, in connection with (i) a change of control of the Company, (ii) an involuntary termination (as defined below), or (iii) an involuntary termination in connection with a change of control of the Company. The estimated potential payments and amounts payable to these individuals in connection with a hypothetical triggering event as of December 31, 2017 are described below.

The actual amounts that would be paid or distributed to an eligible Named Executive Officer upon the occurrence of a triggering event occurring in the future may be different from those presented below as many factors will affect the amount of any payments and benefits to be distributed. For example, some of the factors that could affect the amounts payable include a Named Executive Officer’s base salary and the market price of our common stock. Although we have entered into a written agreement to provide severance payments and benefits in connection with a triggering event under particular circumstances, we, or an acquirer, may mutually agree with any Named Executive Officer to provide payments and benefits on terms that vary from those currently contemplated. In addition to the amounts presented below, a Named Executive Officer would also be able to exercise any previously-vested stock options that he held. For more information about the Named Executive Officers’ outstanding equity awards as of December 31, 2017, see “Executive Compensation Tables — 2017 Outstanding Equity Awards at Fiscal Year-End Table” above. Finally, the Named Executive Officers are eligible to receive any benefits accrued under our broad-based benefit plans, in accordance with the terms of those plans and policies.

Mr. Donahoe’s Post-Employment Compensation

Termination of Employment not in Connection with a Change in Control

If Mr. Donahoe’s employment with us is terminated after his employment agreement’s initial five-year term as a result of non-renewal by us, then, if the Performance Conditions (as defined above; see “Executive Compensation Tables - Employment Arrangements”) are achieved on or within two years after the initial five-year term, Mr. Donahoe will receive immediate acceleration of the number of then-unvested shares subject to the New-Hire Option that are subject to such conditions. Receipt of these severance benefits is conditioned on execution (without subsequent revocation) by Mr. Donahoe of a release of claims in favor of the Company.

If Mr. Donahoe’s employment with us is terminated without Cause or for Good Reason other than in connection with a change in control, then Mr. Donahoe will be entitled to receive a lump sum payment equal to 12 months of his then current base salary, a lump sum payment equal to his Actual Bonus (each as defined in his employment agreement) for the then-current fiscal year based on actual achievement of Company performance objectives and deemed 100% achievement of personal performance objectives (if any), 12 months of continued medical benefits, 15 months acceleration of any then-unvested shares subject to the New-Hire RSU, acceleration in full of any then-unvested shares subject to the Additional RSU, acceleration of 50% of any then-unvested shares subject to the Initial PRSU, and acceleration of a number of then-unvested shares subject to any additional outstanding equity awards granted subsequent to the date of this proxy statement, excluding any future PRSU awards, equal to the number of shares that would have vested during the next 15 month period following termination if Mr. Donahoe had remained employed as our CEO through such period, subject to any performance goal having been achieved on or prior to his termination. In addition, if the Performance Conditions are achieved on or within two years of his termination date, then Mr. Donahoe will also be entitled to receive acceleration of any then-unvested shares subject to the New-Hire Option that are subject to such conditions and that would have time-vested during the 15-month period following his termination. Receipt of these severance benefits is conditioned on execution (without subsequent revocation) by Mr. Donahoe of a release of claims in favor of the Company.

Termination of Employment in Connection with a Change in Control

If Mr. Donahoe’s employment with us is terminated without Cause or for Good Reason within the period beginning three months prior to and ending 12 months following a change in control, then Mr. Donahoe will be entitled to receive a lump sum payment equal to 24 months of his then-current base salary, a lump sum payment equal to 100% of his Target Bonus (as defined in his employment agreement) for the then-current fiscal year (less any quarterly payment previously paid), 18 months of continued medical benefits, acceleration in full of any then-unvested shares subject to the New-Hire RSU, acceleration in full of any then-unvested shares subject to the Additional RSU, acceleration in full of any then-unvested shares subject to the New-Hire Option to the extent the Performance Conditions have been achieved upon the change in control or are achieved during any post-change in control period prior to his termination, acceleration in full of any then-unvested shares subject to the Initial PRSU to the extent of achievement of the performance metric from the first date of the fiscal year in which the change in control occurs through the last completed quarter, and acceleration in full of any then-unvested shares subject to any additional outstanding equity awards granted subsequent to the date of this proxy statement, excluding any future PRSU awards. Receipt of these severance benefits is conditioned on execution (without subsequent revocation) by Mr. Donahoe of a release of claims in favor of the Company.

Treatment upon a Change of Control

In addition to the rights described above, in the event of a change in control, if the New-Hire RSU, the Additional RSU, the New-Hire Option or the Initial PRSU are not assumed, continued or substituted in the change in control, then the vesting of the New-Hire RSU and the Additional RSU will accelerate in full immediately prior to the change in control, the New-Hire Option will accelerate in full immediately prior to the change in control to the extent the Performance Conditions have been achieved upon the change in control, and the Initial PRSU will be treated in the same manner as the 2017 PRSUs granted to the other executive officers.

Messrs. Scarpelli and Schneider’s Post-Employment Compensation

Involuntary Termination of Employment not in Connection with a Change in Control

In the event of an involuntary termination of employment (a termination of employment by us without “cause” (as defined in the relevant employment agreement or employment offer letter) or a termination of employment by Messrs. Scarpelli or Schneider for “good reason” (as defined in the relevant employment agreement or employment offer letter)) at any time other than during the period that begins three months prior to and ends 12 months following the effective date of a change in control of the Company (as defined in the relevant employment agreement or employment offer letter) (the “Change in Control Period”), each of Messrs. Scarpelli and Schneider are eligible to receive the following payments and benefits:

•	a lump sum payment equal to his then-annual base salary for a period of six months from the date of termination;

•
any portion of his annual target bonus opportunity that he would have received had he been employed on the last day of the fiscal year in which the termination of employment occurs pro-rated for a six-month period; and

•
health insurance premiums for himself and his eligible dependents under our group health insurance plans as provided under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, until the earliest of (i) the close of the six-month period commencing on the date of his termination of employment, (ii) the expiration of his eligibility for continued coverage under COBRA or (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

The receipt of any termination-based payments or benefits is subject to the Named Executive Officer executing (and not subsequently revoking) a waiver and release of claims in our favor and his continued compliance during the period in which he is receiving severance payments and benefits with certain post-termination non-solicitation and non-disparagement covenants.

Involuntary Termination of Employment in Connection with a Change in Control

In the event of an involuntary termination of employment (a termination of employment by us without “cause” or by the Named Executive Officer for “good reason”) during the Change in Control Period, Messrs. Scarpelli and Schneider are eligible to receive the following payments and benefits:

•	a lump-sum payment equal to his then-annual base salary for a period of six months from the date of termination;

•	his annual target bonus opportunity without regard to achievement of any corporate performance goals; and

•
health insurance premiums for himself and his eligible dependents under our group health insurance plans as provided under COBRA until the earliest of (i) the close of the six-month period commencing on the date of his termination of employment, (ii) the expiration of his eligibility for continued coverage under COBRA or (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

The receipt of any termination-based payments or benefits is subject to the Named Executive Officer executing (and not subsequently revoking) a waiver and release of claims in favor of us (or if applicable, our successor) and continued compliance during the period in which he is receiving severance payments and benefits with certain post-termination non-solicitation and non-disparagement covenants.

Acceleration of Vesting upon a Change of Control

In addition to the rights described above, in the event of a change in control of the Company, 100% of the total number of shares of our common stock subject to outstanding and unvested equity awards held by the Messrs. Scarpelli and Schneider will immediately vest. In the case of PRSUs, (i) the number of earned shares under PRSUs for which achievement has not yet been determined will be calculated based on the actual achievement of the applicable performance condition from January 1 through the last completed quarter compared to the plan amounts covered in those completed quarters and (ii) any shares earned under the PRSUs that remain subject to time-based vesting will immediately vest.

Mr. Desai’s Post-Employment Compensation

If Mr. Desai’s employment with us is terminated without “Cause” or Mr. Desai resigns his employment for Good Reason” other than in connection with a “Change in Control” (each as defined in his employment agreement), then Mr. Desai will be entitled to receive a lump sum payment equal to six months of his then current base salary, a lump sum payment equal to 50% of his Actual Bonus (as defined in his employment agreement), and six months continued medical benefits. If Mr. Desai’s employment with us is terminated without Cause or Mr. Desai resigns his employment for Good Reason within the period three months prior to or 12 months following a Change in Control, then Mr. Desai will be entitled to receive a lump sum payment equal to six months of his then current base salary, a lump sum payment equal to 50% of his Target Bonus (as defined in his employment agreement), six months continued medical benefits, and acceleration of 100% of the number of then-unvested shares subject to equity grants. Receipt of these severance benefits is conditioned on execution (without subsequent revocation) by Mr. Desai of a release of claims in favor of the Company.

Excise Taxes

Any payment or benefit provided under the Named Executive Officers’ employment agreements in connection with a change in control of the Company may be subject to an excise tax under Section 4999 of the Code. These payments and benefits also may not be eligible for a federal income tax deduction pursuant to Section 280G of the Code. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the affected Named Executive Officer with the best after-tax result. Specifically, he will receive either a reduced amount so that the excise tax is not triggered, or he will receive the full amount of the payments and benefits and then be personally liable for any excise tax.

Death Benefits

In the event of a termination by reason of death, all of our employees, including the Named Executive Officers, are eligible to receive the following payments and benefits:

•	a lump-sum payment equal to his or her then-annual base salary for a period of six months from the date of death;

•
health insurance premiums for the employee’s eligible dependents under our group health insurance plans as provided under COBRA (or similar programs for employees based outside of the United States) for 12 months following the date of the employee’s death; and

•
the immediate vesting of the employee’s then-unvested shares of our common stock subject to outstanding equity awards, up to maximum value of $500,000, calculated as the fair market value per share minus the exercise price per share, multiplied by the number of shares being accelerated.

Potential Payments upon Termination or Change in Control

The following table sets forth the estimated payments that would be received by the Named Executive Officers if a hypothetical change in control of the Company, termination of employment without cause or following a resignation for good reason, or termination of employment without cause or following a resignation for good reason in connection with a change in control of the Company had occurred on December 31, 2017. The table below reflects amounts that would have been payable to each Named Executive Officer assuming that, if applicable, his employment was terminated on December 31, 2017 and, if applicable, a change in control of the Company also occurred on that date.

	Change in Control Alone	Upon Termination without Cause or Resignation for Good Reason - No Change in Control				Upon Termina-tion for Non-Renewal	Upon Termination without Cause or Resignation for Good Reason - Change in Control
Name	Value of Acceler-ated Vesting ($) (1)	Cash Severance ($)	Contin-uation of Medical Benefits ($)	Value of Acceler-ated Vesting ($) (1)	Total ($)	Value of Acceler-ated Vesting ($) (1)	Cash Severance ($)	Contin-uation of Medical Benefits ($)	Value of Acceler-ated Vesting ($) (1)	Total ($)
Mr. Donahoe(2)	—	1,250,000	26,040	23,463,636	24,739,676	17,507,254	1,875,000	39,059	53,295,918	55,209,977
Mr. Scarpelli	29,686,152	400,000	13,602	—	30,099,754	—	575,000	13,602	29,686,152	30,274,754
Mr. Desai	5,331,517	375,000	13,602	—	5,720,119	—	375,000	13,602	34,227,375	34,615,977
Mr. Schneider	29,686,152	400,000	13,602	—	30,099,754	—	575,000	13,602	29,686,152	30,274,754
_____________________

(1)
The value of accelerated vesting is calculated based on the closing price of our common stock on the NYSE as of December 31, 2017, which was $130.39, less, if applicable, the exercise price of each outstanding stock option. The value of accelerated vesting for PRSUs for which achievement had not yet been determined is calculated based on achievement at target levels.

(2)
If Mr. Donahoe’s New Hire RSU, Additional RSU, New Hire Option and/or Initial PRSU are not assumed in a change in control, then the vesting of the RSU and the Additional RSU will accelerate in full, the Option will accelerate in full to the extent the applicable Performance Conditions are achieved upon the change in control, and the Initial PRSU will be treated in the same manner as the 2017 PRSUs granted to the other executive officers. For a complete discussion of Mr. Donahoe’s post-employment compensation, see section entitled “Mr. Donahoe’s Post-Employment Compensation.”

Potential Payments upon Involuntary Termination by Reason of Death

The following table sets forth the estimated payments that would be received by each Named Executive Officer assuming a hypothetical involuntary termination by reason of his death occurred on December 31, 2017.

	Upon Involuntary Termination by Reason of Death
Name	Cash Severance ($)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)	Total ($)
Mr. Donahoe	312,500	26,040	500,000	838,540
Mr. Scarpelli	225,000	27,204	500,000	752,204
Mr. Desai	225,000	27,204	500,000	752,204
Mr. Schneider	225,000	27,204	500,000	752,204

CHIEF EXECUTIVE OFFICER PAY RATIO

Our CEO to median employee pay ratio for 2017 is 250:1 on an annualized basis, as adjusted pursuant to Item 402(u) of Regulation S-K. The total 2017 compensation of our CEO was $45,062,616 on an annualized basis, as adjusted pursuant to Item 402(u) of Regulation S-K and as further described below. The total 2017 compensation of our median employee was $180,049. As discussed in more detail below, Mr. Donahoe received a number of new hire equity awards in 2017 that were negotiated at arm’s length as part of our CEO recruitment efforts. If these new hire equity awards are excluded from the calculation, our CEO to median employee pay ratio is 75:1. In selecting the median employee under Item 402(u), reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee and our CEO to median employee pay ratio may not be directly comparable to similar disclosure by other reporting companies.

Pay Ratio (CEO New Hire Equity Included)(1)	Pay Ratio (CEO New Hire Equity Excluded)(2)
250:1	75:1
___________________

(1)	Calculated in accordance with Item 402(u) of Regulation S-K.

(2)
We have included this supplemental disclosure to provide annual CEO total compensation without the impact of new hire awards that are not typically granted on a recurring basis. We anticipate that the value of Mr. Donahoe’s annual equity award and annual total compensation for 2018 will be significantly lower than his annual total compensation for 2017 as reported in our “2017 Summary Compensation Table” and, consequently, that our pay ratio for 2018 will be significantly lower than our 2017 pay ratio.

Identification of Median Employee

We identified the employee with annual total compensation at the median of the compensation of all of our employees (the “median employee”) by considering our employee population as of October 31, 2017 (the “employee population determination date”). We considered all individuals, excluding our CEO, who were employed by us (including our consolidated subsidiaries) on the employee population determination date, whether employed in the United States or outside the United States, or on a full-time, part-time, seasonal or temporary basis, including employees on a leave of absence. Contractors and other non-employees were not included in our employee population.

Compensation for purposes of identifying the median employee included the following: (1) annual base salaries as in effect as of November 17, 2017, (2) actual cash bonus compensation paid between January 1, 2017 and November 17, 2017, which reflects quarterly cash bonus compensation earned for the trailing four quarters through the third fiscal quarter of 2017, (3) actual commissions paid between January 1, 2017 and November 17, 2017, which reflects quarterly commissions earned for the trailing four quarters through the third fiscal quarter of 2017, and (4) the grant date fair value of equity awards granted between January 1, 2017 and November 17, 2017, calculated using the same methodology that we use for our named executive officers in our “2017 Summary Compensation Table”, which reflects all new hire and “refresh” equity awards granted in 2017 to our employees who were employed as of the employee population determination date. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using FX rates in effect as of November 29, 2017 as provided in our system of record for compensation information. We did not make any cost-of-living adjustments for employees outside of the United States. We believe our methodology represents a consistently applied compensation measure because it strikes a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide workforce and capturing a full year of each of such primary compensation components.

Using this approach, we determined the median employee of our employee population, who was a customer engagement manager in the sales department and based in the United Kingdom. After identifying the median employee based on the methodology above, we calculated the annual total compensation for such median employee using the same methodology we use to calculate the amount reported for our Named Executive Officers in the “Total” column of the “2017 Summary Compensation Table.” We converted the annual total compensation of the median employee to U.S. dollars using the FX rates in effect as of November 29, 2017 as provided in our system of record for compensation information.

Annualization of CEO Total Compensation

As disclosed elsewhere in this proxy statement, our CEO, John Donahoe, commenced employment with us in February 2017 and was appointed as our CEO in April 2017. As a result, our CEO’s total compensation for 2017, as disclosed in our “Summary Compensation Table,” reflects a pro-rated portion of his annual base salary, first quarter bonus, and annual PRSU. When these pro-rated amounts are annualized in accordance with Item 402(u) of Regulation S-K, our CEO’s total compensation for 2017 increases from $41,515,645, as disclosed in our “2017 Summary Compensation Table,” to $45,062,616.

Summary of Impact of CEO New Hire Grants

The value of Mr. Donahoe’s equity awards in 2017 reflect both an initial annual PRSU award with a grant date fair value of $12,000,000, on an annualized basis, as well as “new hire” equity awards with an aggregate grant date fair value of $31,600,502. If Mr. Donahoe had been hired prior to 2017 and had not received any new hire equity awards in 2017, his annual total compensation for 2017 would have been $13,462,115, on an annualized basis, and the ratio of his 2017 total compensation to our median employee would have been 75:1. We anticipate that the value of Mr. Donahoe’s annual equity award and annual total compensation for 2018 will be significantly lower than his total compensation for 2017 and, consequently, that our CEO pay ratio for 2018 will be significantly lower than our 2017 pay ratio.

TRANSACTIONS WITH RELATED PARTIES

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2017 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest or such other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, which we collectively refer to as “related parties.”

Relationship with T. Rowe Price Associates, Inc.

T. Rowe Price Associates, Inc. (“T. Rowe Price”) has been our customer since 2012 and made payments to us of $4,888,883 in 2017. Our agreement with T. Rowe Price was negotiated in the ordinary course of business and represents an arm’s length transaction. T. Rowe Price reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2017 and as of December 31, 2017.

Relationship with Vanguard Group, Inc.

Vanguard Group, Inc. (“Vanguard”) has been our customer since 2015 and made payments to us of $3,570,630 in 2017. Our agreement with Vanguard was negotiated in the ordinary course of business and represents an arm’s length transaction. Vanguard reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2017 and as of December 31, 2017.

Relationship with Wellington Management Group LLP

Wellington Management Group LLP (“Wellington”) has been our customer since 2009 and made payments to us of $1,509,562 in 2017. Our agreement with Wellington was negotiated in the ordinary course of business and represents an arm’s length transaction. Wellington reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2017 and as of December 31, 2017.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our indemnification agreements and Bylaws also require us to advance certain expenses incurred by our directors and officers.

Consulting Agreement with Frank Slootman

We intend to enter into a consulting agreement with Mr. Slootman pursuant to which he will continue to provide advisory services to us following his retirement from our Board of Directors, effective as of immediately prior to the Annual Meeting. Under this consulting agreement, which will be filed as an exhibit to our Form 10-Q for the quarter ending June 30, 2018, Mr. Slootman will continue vesting in the equity awards he held as of the time of his retirement from our Board of Directors. Mr. Slootman’s consulting agreement will terminate on June 19, 2019.

Review, Approval or Ratification of Transactions with Related Parties

The charter of the Audit Committee requires that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by the Audit Committee. The Audit Committee has adopted a related party transactions policy to set forth the procedures for the identification, review, consideration and approval or ratification of these transactions, and a copy of such policy is posted on our website. In approving or rejecting any such proposal, our Audit Committee will consider the relevant and available facts and circumstances, including, but not limited to, the extent of the related person’s interest in the transactions, the material facts of the proposed transaction, including the proposed aggregate value of such transaction and whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of ServiceNow’s Audit Committee is not considered to be “soliciting material” and shall not be deemed “filed” or incorporated by reference in any past or future filing by ServiceNow under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that ServiceNow specifically incorporates it by reference.

Role of the Audit Committee

The Audit Committee operates under a written charter adopted by our Board of Directors, which provides that its functions include the oversight of the quality of our financial reports and other financial information provided to stockholders. In carrying out these functions, the Audit Committee reviews critical accounting policies and estimates and the application of U.S. GAAP, reviews our compliance with legal and regulatory requirements, and has responsibility for the appointment, compensation and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP (the “Independent Auditor”), including reviewing the Independent Auditor’s independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any audit and non-audit services that may be performed by the Independent Auditor, and reviewing with management and the Independent Auditor the adequacy of our internal financial controls. A more detailed description of the functions and responsibilities of the Audit Committee can be found in ServiceNow’s Audit Committee Charter, published on the corporate governance section of ServiceNow’s website at http://investors.servicenow.com.

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Management is responsible for our internal controls, financial reporting process, selection of accounting principles, determination of estimates and compliance with laws, regulations and ethical business conduct. The Independent Auditor is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles.

Review of Audited Financial Statements for the Year ended December 31, 2017

The Audit Committee has reviewed and discussed with ServiceNow’s management and our Independent Auditor the audited consolidated financial statements of ServiceNow for the year ended December 31, 2017. The Audit Committee has also discussed with our Independent Auditor the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter from our Independent Auditor required by applicable requirements of the PCAOB regarding the Independent Auditor’s communications with the Audit Committee concerning independence, and has discussed with our Independent Auditor its independence from ServiceNow.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in ServiceNow’s annual report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Submitted by the Audit Committee
Ronald E.F. Codd, Chair
Jonathan C. Chadwick
Paul E. Chamberlain
Anita M. Sands

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

The Company’s Bylaws provide that, for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, stockholders must give timely notice thereof in writing to the Corporate Secretary at ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054, Attn: Corporate Secretary.

To be timely for the 2019 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of the Company not earlier than 5:00 p.m. Pacific Time on March 6, 2019 and not later than 5:00 p.m. Pacific Time on April 5, 2019. A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by our Bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at ServiceNow’s 2019 annual meeting of stockholders must be received by the Company not later than December 31, 2018 in order to be considered for inclusion in ServiceNow’s proxy materials for that meeting.

In addition, our Bylaws contain “proxy access” provisions that permit a stockholder or group of stockholders to include director candidates that they intend to nominate in our annual meeting proxy statement and on our proxy card, provided that the stockholder ownership, notice and other requirements set forth in our Bylaws are satisfied.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to the Company and written representations from the directors and executive officers, the Company believes that all Section 16(a) filing requirements were timely met in 2017.

Available Information

We will mail to any stockholder, without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations
ServiceNow, Inc.
2225 Lawson Lane
Santa Clara, California 95054

The Annual Report is also available on the Investor Relations section of our website, which is located at http://investors.servicenow.com. Please help us reduce the impact on the environment and reduce our administrative costs by taking advantage of this method of obtaining our Annual Report.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of ServiceNow stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Registered stockholders may revoke their consent at any time by contacting Computershare, either by calling toll-free (877) 373-6374, or by writing to Computershare, Householding Department, PO BOX 505000, Louisville, KY 40233-5000. Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call the Company’s Investor Relations department at 2225 Lawson Lane, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 501-8550.

Any stockholders who share the same address and currently receive multiple copies of the Company’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may arise and properly come before the Annual Meeting, however, the proxy holders will vote the proxies on these matters in accordance with their best judgment.

SERVICENOW, INC.
2225 LAWSON LANE
SANTA CLARA, CA 95054

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NOW2018**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E40397-P03323

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SERVICENOW, INC.

The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4.

1. Election of the directors listed below:

Nominees:

	For	Against	Abstain
1a. Susan L. Bostrom	☐	☐	☐
1b. Jonathan C. Chadwick	☐	☐	☐
1c. Frederic B. Luddy	☐	☐	☐
1d. Jeffrey A. Miller	☐	☐	☐

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our Named Executive Officers.	☐	☐	☐
3. Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2018.	☐	☐	☐
4. To amend our 2012 Equity Incentive Plan to include a limit on non-employee director compensation.	☐	☐	☐

NOTE: The proxies may vote in their discretion upon any and all other matters that may properly come before the meeting or any adjournment or postponement thereof.

For address changes/comments, mark here. ☐
(see reverse for instructions)

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.

E40398-P03323

SERVICENOW, INC.
Annual Meeting of Stockholders
June 19, 2018 11:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John J. Donahoe and Michael P. Scarpelli or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SERVICENOW, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM, PDT on June 19, 2018, at www.virtualshareholdermeeting.com/NOW2018, and any adjournment or postponement thereof

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

Appendix A

SERVICENOW, INC.
2012 EQUITY INCENTIVE PLAN

1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 27.

2.SHARES SUBJECT TO THE PLAN.

2.1Number of Shares Available. Subject to Sections 2.6 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is 9,600,000 Shares plus (i) any reserved shares not issued or subject to outstanding grants under the Company’s 2005 Stock Plan (the “Prior Plan”) on the Effective Date (as defined below), (ii) shares that are subject to stock options or other awards granted under the Prior Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after the Effective Date, (iii) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited, (iv) shares issued under the Prior Plan that are repurchased by the Company at the original issue price and (v) shares that are subject to stock options or other awards under the Prior Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

2.2Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.

2.3Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4Automatic Share Reserve Increase. The number of Shares available for grant and issuance under the Plan shall be increased on January 1, of each of the ten (10) calendar years during the term of the Plan, by the lesser of (i) five percent (5%) of the number of Shares issued and outstanding on each December 31 immediately prior to the date of increase or (ii) such number of Shares determined by the Board.

2.5Limitations. No more than fifty million (50,000,000) Shares shall be issued pursuant to the exercise of ISOs.

2.6Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.5, (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3 and (f) the number of Shares that are granted as Awards to Non-Employee Directors as set forth in Section 12, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3.ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to receive more than three million (3,000,00) Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or of a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of six million (6,000,000) Shares in the calendar year in which they commence their employment.

4.ADMINISTRATION.

4.1Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:

(a)construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)select persons to receive Awards;

(d)determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e)determine the number of Shares or other consideration subject to Awards;

(f)determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(g)determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(h)grant waivers of Plan or Award conditions;

(i)determine the vesting, exercisability and payment of Awards;

(j)correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k)determine whether an Award has been earned;

(l)determine the terms and conditions of any, and to institute any Exchange Program;

(m)reduce or waive any criteria with respect to Performance Factors;

(n)adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships;
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(o)adopt rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;

(p)make all other determinations necessary or advisable for the administration of this Plan; and

(q)delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation.

4.2Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3Section 16 of the Exchange Act. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

4.4Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

5.OPTIONS. The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the

number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following:

5.1Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.

5.5Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6Termination. The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a)If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than ninety (90) days after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be the exercise of an NQSO), but in any event no later than the expiration date of the Options.

(b)If the Participant is Terminated because of the Participant’s death (or the Participant dies within ninety (90) days after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c)If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.

(d)If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause will have the meaning set forth in the Plan.

5.7Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6.RESTRICTED STOCK AWARDS.

6.1Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.

6.4Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.5Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

7.STOCK BONUS AWARDS.

7.1Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.3Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.4Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

8.STOCK APPRECIATION RIGHTS.

8.1Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.2Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.3Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

8.5Termination of Participation. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9.RESTRICTED STOCK UNITS.

9.1Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

9.2Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s Termination on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.3Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

9.4Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10.PERFORMANCE AWARDS.

10.1Performance Awards. A Performance Award is an award to a Participant of a cash bonus or a Performance Share bonus. Grants of Performance Awards shall be made pursuant to an Award Agreement.

10.2Terms of Performance Awards. The Committee will determine, and each Award Agreement shall set forth, the terms of each award of Performance Award including, without limitation: (a) the amount of any cash bonus; (b) the number of Shares deemed subject to a Performance Share bonus; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each Performance Award shall be settled; (d) the consideration to be distributed on settlement; and (e) the effect of the Participant’s Termination on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; and (y) select from among the Performance Factors to be used. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria. No Participant will be eligible to receive more than $[Number] in Performance Awards in any calendar year under this Plan.

10.3Value, Earning and Timing of Performance Shares. Any Performance Share bonus will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of a Performance Share bonus will be entitled to receive a payout of the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay an earned Performance Share bonus in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof. Performance Share bonuses may also be settled in Restricted Stock.

10.4Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

11.PAYMENT FOR SHARE PURCHASES.

Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):
(a)by cancellation of indebtedness of the Company to the Participant;

(b)by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d)by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e)by any combination of the foregoing; or

(f)by any other method of payment as is permitted by applicable law.

12.GRANTS TO NON-EMPLOYEE DIRECTORS.

12.1Types of Awards. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

12.2Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12. No Non-Employee Director may receive cash compensation and Awards exceeding $750,000 in total combined value (as described below) in the aggregate in any calendar year. The value of Awards for purposes of complying with this maximum shall be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Black-Scholes valuation methodology on the date of grant of such Option or SAR and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee.

12.3Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

12.4Election to receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, as determined by the Committee. Such Awards shall be issued under the Plan. An election under this Section 12.4 shall be filed with the Company on the form prescribed by the Company.

13.WITHHOLDING TAXES.

13.1Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company, or to the Parent or Subsidiary employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant.

13.2Stock Withholding. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14.TRANSFERABILITY.

14.1Transfer Generally. Unless determined otherwise by the Committee or pursuant to Section 14.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (iii) in the case of all awards except ISOs, by a Permitted Transferee.

14.2Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14.2 and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion.

15.PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any dividend equivalent rights permitted by an applicable Award Agreement. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.

15.2Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16.CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17.ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18.REPRICING; EXCHANGE AND BUYOUT OF AWARDS. Without prior stockholder approval the Committee may (i) reprice Options or SARS (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARS, the consent of the affected Participants is not required provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing), and (ii) with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20.NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.

21.CORPORATE TRANSACTIONS.

21.1Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Award (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction and then such Awards will terminate. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.

21.2Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.

21.3Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22.ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23.TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

24.AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25.NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26.INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27.DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.
“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
“Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.
“Board” means the Board of Directors of the Company.
“Cause” means (i) embezzlement or misappropriation of funds; (ii) conviction of, or entry of a plea of nolo contendre to, a felony involving moral turpitude; (iii) commission of material acts of dishonesty, fraud, or deceit; (iv) breach of any material provisions of any employment agreement; (v) habitual or willful neglect of duties; (vi) breach of fiduciary duty; or (vii) material violation of any other duty whether imposed by law or the Board.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Committee” means the Compensation Committee of the Board or those persons to whom administration of the

Plan, or part of the Plan, has been delegated as permitted by law.
“Common Stock” means the common stock of the Company.
“Company” means ServiceNow, Inc., or any successor corporation.
“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.
“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).
“Director” means a member of the Board.
“Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“Effective Date” means the day immediately prior to the date of the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement that is declared effective by the SEC.
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange Program” means a program pursuant to which (i) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (ii) the exercise price of an outstanding Award is increased or reduced.
“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.
“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(c)in the case of an Option or SAR grant made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

(d)if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
“Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.
“Option” means an award of an option to purchase Shares pursuant to Section 5.
“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Participant” means a person who holds an Award under this Plan.
“Performance Award” means cash or stock granted pursuant to Section 10 or Section 12 of the Plan.
“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:
(a)Profit Before Tax;

(b)Billings;

(c)Revenue;

(d)Net revenue;

(e)Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);
(f)Operating income;

(g)Operating margin;

(h)Operating profit;

(i)Controllable operating profit, or net operating profit;

(j)Net Profit;

(k)Gross margin;

(l)Operating expenses or operating expenses as a percentage of revenue;

(m)Net income;

(n)Earnings per share;

(o)Total stockholder return;

(p)Market share;

(q)Return on assets or net assets;

(r)The Company’s stock price;

(s)Growth in stockholder value relative to a pre-determined index;

(t)Return on equity;

(u)Return on invested capital;

(v)Cash Flow (including free cash flow or operating cash flows);

(w)Cash conversion cycle;

(x)Economic value added;

(y)Individual confidential business objectives;

(z)Contract awards or backlog;

(aa)Overhead or other expense reduction;

(bb)Credit rating;

(cc)Strategic plan development and implementation;

(dd)Succession plan development and implementation;

(ee)Improvement in workforce diversity;

(ff)Customer indicators;

(gg)New product invention or innovation;

(hh)Attainment of research and development milestones;

(ii)Improvements in productivity;

(jj)Bookings; and

(kk)Attainment of objective operating goals and employee metrics; and

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
“Performance Period” means the period of service determined by the Committee, during which years of service or performance is to be measured for the Award.
“Performance Share” means a performance share bonus granted as a Performance Award.
“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.
“Plan” means this ServiceNow, Inc. 2012 Equity Incentive Plan.
“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.
“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.
“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Shares” means shares of the Company’s Common Stock and the common stock of any successor security.
“Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of the Plan.
“Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of any leave of absence approved by the Company. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. An employee shall have terminated employment as of the date he or she ceases to be employed (regardless of whether the termination is in breach of local laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law. The Committee will have sole discretion to determine whether a Participant has ceased to provide services for purposes of the Plan and the effective date on which the Participant ceased to provide services (the “Termination Date”).
“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

Appendix B

Reconciliation of Subscription Billings to Subscription Revenues (in thousands)

	Twelve Months Ended December 31,
	2017	2016
GAAP subscription revenues	$1,739,795	$1,221,639
Increase in subscription deferred revenues	379,188	289,053
Non-GAAP subscription billings	$2,118,983	$1,510,692